                                                                    Exhibit 10.4




                               FINANCING AGREEMENT


                                   dated as of

                                  June 27, 2000

                                      among

                             CANNONDALE CORPORATION,
                                  as Borrower,


                            the LENDERS party hereto

                                       and

                               ABLECO FINANCE LLC
                                    as Agent

                                   $15 MILLION

                               TABLE OF CONTENTS



                                                                                            Page

                                    ARTICLE I

                                   Definitions

SECTION 1.01.    Defined Terms                                                                1
SECTION 1.02.    Terms Generally                                                             15
SECTION 1.03.    Accounting Terms; GAAP                                                      15

                                   ARTICLE II

                              Conditions Precedent

SECTION 2.01.    Conditions to Closing                                                       16

                                   ARTICLE III

                                  The Term Loan

SECTION 3.01.    The Term Loan; Amortization                                                 21
SECTION 3.02.    Notes                                                                       21
SECTION 3.04.    Voluntary Prepayments                                                       22
SECTION 3.05.    Application of Payments; Interest                                           23
SECTION 3.06.    Securitization                                                              23

                                   ARTICLE IV

                                   Collateral

SECTION 4.01.    Grant of Security Interest.                                                 23
SECTION 4.02.    Security Interest Generally                                                 24
SECTION 4.03.    Collection of Trade Accounts Receivable                                     24
SECTION 4.04.    Delivery of Information Concerning Trade Accounts
                  Receivable and Inventory.                                                  24
SECTION 4.05.    Representations and Covenants With Respect to Trade
                  Accounts Receivable and Inventory                                          25
SECTION 4.06.    Additional Representations and Covenants With Respect to
                  Trade Accounts Receivable and Inventory                                    25
SECTION 4.07.    Representations and Covenants With Respect to Equipment                     26
SECTION 4.08.    Representations and Covenants with Respect to General
                  Intangibles                                                                27
SECTION 4.09.    Continuing Security Interest                                                27


SECTION 4.10.    No Marshalling                                                         27
SECTION 4.11.    Credit Balances                                                        28

                                    ARTICLE V

                         Representations and Warranties

SECTION 5.01.    Organization; Powers.                                                  28
SECTION 5.02.    Authorization; Enforceability                                          28
SECTION 5.03.    Governmental Approvals; No Conflicts                                   28
SECTION 5.04.    Financial Condition; No Material Adverse Change                        29
SECTION 5.05.    Properties                                                             29
SECTION 5.06.    Litigation and Environmental Matters                                   29
SECTION 5.07.    Compliance with Laws and Agreements                                    29
SECTION 5.08.    Investment and Holding Company Status                                  30
SECTION 5.09.    Taxes                                                                  30
SECTION 5.10.    ERISA                                                                  30
SECTION 5.11.    Disclosure                                                             30
SECTION 5.12.    Security Interest                                                      31
SECTION 5.13.    Use of Proceeds                                                        31
SECTION 5.14.    Subsidiaries                                                           31
SECTION 5.15     Solvency                                                               32
SECTION 5.16.    Permits, Etc.                                                          32

                                   ARTICLE VI

                              Affirmative Covenants

SECTION 6.01.    Financial Statements, Projections, Borrowing Base
                  Certificates and Other Information                                    32
SECTION 6.02.    Notices of Material Events                                             34
SECTION 6.03.    Existence; Conduct of Business                                         35
SECTION 6.04.    Payment of Obligations                                                 35
SECTION 6.05.    Maintenance of Properties; Insurance                                   35
SECTION 6.06.    Books and Records; Inspection Rights                                   36
SECTION 6.07.    Compliance with Laws                                                   36
SECTION 6.08.    Notarial Deed of Pledge; Foreign Counsel Opinions                      36
SECTION 6.09.    Further Assurances                                                     36
SECTION 6.10.    Change in Collateral; Collateral Records                               37
SECTION 6.11.    Landlord Waivers; Collateral Access Agreements                         37
SECTION 6.12.    End of Fiscal Year; End of Fiscal Quarter                              37
SECTION 6.13.    New Subsidiaries                                                       37


                                   ARTICLE VII

                   Negative Covenants and Financial Covenants

SECTION 7.01.    Indebtedness                                                              38
SECTION 7.02.    Liens                                                                     39
SECTION 7.03.    Fundamental Changes                                                       40
SECTION 7.04.    Investments, Loans, Advances, Guarantees and
                  Acquisitions                                                             41
SECTION 7.05.    Restricted Payments                                                       42
SECTION 7.06.    Transactions with Subsidiaries and Affiliates                             42
SECTION 7.07.    Restrictive Agreements                                                    42
SECTION 7.08.    Capital Expenditures                                                      43
SECTION 7.10.    Fixed Charge Coverage Ratio                                               44
SECTION 7.11     Consolidated Fixed Charge Coverage Ratio                                  45
SECTION 7.12.    EBITDA                                                                    46
SECTION 7.13.    Adjusted EBITDA                                                           46
SECTION 7.14.    Senior Leverage Ratio                                                     47
SECTION 7.15.    Availability                                                              48
SECTION 7.16.    Environmental                                                             48
SECTION 7.17.    ERISA                                                                     48

                                  ARTICLE VIII

                           Interest, Fees and Expenses

SECTION 8.01.    Interest                                                                  48
SECTION 8.02.    Reimbursement of Out-of-Pocket Expenses; Documentation
                  Fees                                                                     49
SECTION 8.03.    Closing Fee                                                               49
SECTION 8.04.    Commitment Fee                                                            49
SECTION 8.05.    Anniversary Fee                                                           49
SECTION 8.06.    Field Examination Fees                                                    49

                                   ARTICLE IX

                                     Powers

                                    ARTICLE X

                         Events of Default and Remedies

SECTION 10.01    Events of Default                                                         50
SECTION 10.02    Termination of Commitments; Acceleration                                  52
SECTION 10.03    Exercise of Remedies                                                      53

                                   ARTICLE XI



                                    The Agent

SECTION 11.01.   Appointment.                                                         54
SECTION 11.02.   Agent as a Lender.                                                   54
SECTION 11.03.   Scope of Duties.                                                     54
SECTION 11.04.   Reliance                                                             55
SECTION 11.05.   Sub-Agents.                                                          55
SECTION 11.06.   Successors.                                                          55
SECTION 11.07.   Independent Credit Analysis of Lenders.                              56

                                   ARTICLE XII

                                  Miscellaneous

SECTION 12.01.   Notices.                                                             56
SECTION 12.02.   Waivers; Amendments.                                                 57
SECTION 12.03.   Expenses; Indemnity; Damage Waiver.                                  58
SECTION 12.04.   Assignments and Participations.                                      59
SECTION 12.05.   Survival.                                                            61
SECTION 12.06.   Counterparts; Integration; Effectiveness.                            61
SECTION 12.07.   Severability.                                                        62
SECTION 12.08.   Right of Setoff.                                                     62
SECTION 12.09.   Governing Law; Jurisdiction; Consent to Service of
                 Process                                                              62
SECTION 12.10.   WAIVER OF JURY TRIAL                                                 63
SECTION 12.11.   Headings                                                             63
SECTION 12.12.   Confidentiality.                                                     63
SECTION 12.13.   Interest Rate Limitation.                                            64

EXHIBITS

Exhibit A - Form of Term Note
Exhibit B - Form of Assignment and Acceptance

SCHEDULES

Schedule 7.01  - existing Indebtedness
Schedule 7.02  - existing Liens
Schedule 7.04  - existing investments
Schedule 7.07  - restrictive agreements

ANNEXES

Annex I - Commitments
Annex II - Lien Perfection Information
Annex III - Closing Document Checklist

FINANCING AGREEMENT dated as of June 27, 2000 among CANNONDALE CORPORATION, a Delaware corporation, as Borrower (the "Borrower"), the LENDERS party hereto (each a "Lender" and collectively the "Lenders") and ABLECO FINANCE LLC ("ABLECO"), in its capacity as agent for the Lenders (in such capacity, the "Agent").

                                    ARTICLE I

                                   Definitions

         SECTION 1.01. Defined Terms. As used in this Financing Agreement, the following terms shall have the following meanings:

         "Accounts" shall mean all of the Borrower's now existing and future:
(a) accounts (as defined in the UCC), and any and all other receivables (whether or not specifically listed on schedules furnished to the Agent), including, without limitation, all accounts created by, or arising from, all of the Borrower's sales, leases, rentals of goods or renditions of services to its customers, including but not limited to, those accounts arising under any of the Borrower's trade names or styles, or through any of the Borrower's divisions;
(b) any and all instruments, documents, chattel paper (including electronic chattel paper) (all as defined in the UCC); (c) unpaid seller's or lessor's rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to the foregoing or arising therefrom; (d) rights to any goods represented by any of the foregoing, including rights to returned, reclaimed or repossessed goods; (e) reserves and credit balances arising in connection with or pursuant hereto; (f) guarantees, supporting obligations, payment intangibles and letter of credit rights (all as defined in the UCC); (g) insurance policies or rights relating to any of the foregoing; (h) general intangibles pertaining to any and all of the foregoing (including all rights to payment, including those arising in connection with bank and non-bank credit cards), and including books and records and any electronic media and software thereto; (i) notes, deposits or property of account debtors securing the obligations of any such account debtors to the Borrower; and (j) cash and non-cash proceeds (as defined in the UCC) of any and all of the foregoing.

         "Adjusted EBITDA" shall mean, for any period, EBITDA of the Borrower for such period, calculated without giving effect to the financial performance or the results of operations of the Borrower's motorcycle division, in a manner consistent with the set of forecasts, prepared by the Borrower and dated May 10, 2000, of the Borrower's projected financial performance and results of operations, which forecasts exclude the financial performance and the results of operations of such motorcycle division.

         "Affiliate" shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

         "Anniversary Fee" shall have the meaning given that term in Section
8.05.

         "Assignment and Acceptance" shall mean the assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Agent, in accordance with Section 12.04 and substantially in the form of Exhibit B.

         "Authorized Officer" shall mean the Chief Executive Officer or Chief Financial Officer of the Borrower, or any other officer of the Borrower duly authorized by its Board of Directors to discharge some or all of the responsibilities of the Chief Financial Officer.

         "Base Rate" shall mean the greater of (a) 9.5% and (b) the rate of interest per annum announced by The Chase Manhattan Bank, or its successors, from time to time as its prime rate in effect at its principal office in New York City. (The prime rate is not intended to be the lowest rate of interest charged by The Chase Manhattan Bank to its borrowers).

         "Business Day" shall mean any day on which both the Agent and The Chase Manhattan Bank are open for business in New York City.

         "Capital Expenditures" shall mean, with respect to any Person for any period, the aggregate expenditures of such Person during such period on account of, property, plant, equipment or similar fixed assets that, in conformity with GAAP, are required to be reflected in the balance sheet of such Person, including without limitation the portion of each Capital Lease that is or should be capitalized in accordance with GAAP.

         "Capital Lease" shall mean any lease of property (whether real, personal or mixed) which, in conformity with GAAP, is accounted for as a capital lease or a Capital Expenditure on the balance sheet of the Borrower.

         "Capital Stock" means (a) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (b) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

         "Closing Date" shall mean the date that this Financing Agreement has been duly executed by the parties hereto and delivered to the Agent.

         "Closing Fee" shall have the meaning given that term in Section 8.03.

         "Collateral" shall mean all present and future Accounts, Documents of Title, Equipment, General Intangibles, Intellectual Property, Inventory, Pledged Stock, Real Estate, Diamond M Ranch Collateral and Other Collateral.

         "Collateral Assignment of Shareholder Mortgage" shall mean the Collateral Assignment of Deed of Trust and Financing Statements, dated the Closing Date, made by the Borrower to the Agent, in recordable form substantially in the form of Exhibit B to the Collateral Assignment of Shareholder Note, that collaterally assigns the Shareholder Mortgage to the Agent for the benefit of the Lenders.

         "Collateral Assignment of Shareholder Note" shall mean the Collateral Assignment of Shareholder Note dated the Closing Date, made by the Borrower to the Agent, that collaterally assigns the Shareholder Note, together with all agreements related thereto and all security therefor (including without limitation the Shareholder Pledge Agreement and the Shareholder Mortgage), to the Agent for the benefit of the Lenders.

         "Collateral Assignments" shall mean the Collateral Assignment of Shareholder Mortgage and the Collateral Assignment of Shareholder Note.

         "Commitment" shall mean each Lender's commitment in accordance with this Financing Agreement to make available to the Borrower on the Closing Date such Lender's pro rata share of the Term Loan, as set forth in Annex I to this Financing Agreement.

         "Commitment Fee" shall have the meaning given that term in Section
8.04.

         "consolidated" shall mean, with respect to any financial statement of the Borrower, the preparation of such financial statement on a consolidated basis for the Borrower and its consolidated subsidiaries, eliminating all inter-company transactions and prepared in accordance with GAAP.

         "consolidating" shall mean, with respect to any financial statement of the Borrower, the preparation of such financial statement on a consolidated basis plus individual balance sheets for the Borrower and its consolidated subsidiaries, showing all eliminations of inter-company transactions, including a balance sheet for the Borrower exclusively, all prepared in accordance with GAAP.

         "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

         "Copyrights" shall mean all present and hereafter acquired copyrights, copyright registrations, recordings, applications, designs, styles, licenses, marks, prints and labels bearing any of the foregoing, goodwill, any and all general intangibles, intellectual property and rights pertaining thereto, and all cash and non-cash proceeds thereof.

         "Default" shall mean any event specified in Article X, or which, with the giving of notice, the lapse of time, or both, or any other condition, event or act, would become an Event of Default.

         "Default Rate" shall mean a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Financing Agreement plus 2%, or, if a rate of interest is not otherwise in effect, the Base Rate plus 2%.

         "Diamond M. Ranch" shall mean the real estate, and the improvements thereon, located in Rio Blanco County, Colorado and more particularly described in the Diamond M Ranch Deed of Trust.

         "Diamond M Ranch Collateral" shall mean (i) the Mortgaged Property (as defined in the Diamond M Ranch Deed of Trust), (ii) the Collateral (as defined in the Diamond M, LLC

Pledge Agreement), (iii) the Assigned Collateral (as defined in the Collateral Assignment of Shareholder Note), (iv) the Assigned Collateral (as defined in the Collateral Assignment of Shareholder Mortgage), and (v) all right, title and interest of the Borrower, Joseph S. Montgomery and Diamond M, LLC in and to the property and all interests in property relating to the Diamond M Ranch and the financing and refinancing of the purchase thereof as described in the foregoing documents.

         "Diamond M Ranch Deed of Trust" shall mean the Deed of Trust and Security Agreement, dated the Closing Date, made by Diamond M, LLC, as trustor, to the Public Trustee of Rio Blanco County, Colorado, as trustee for the benefit of the Agent.

         "Diamond M Ranch Intercreditor Agreement" shall mean the Intercreditor Agreement, dated the Closing Date, among the Borrower, the Public Trustee of Rio Blanco County, Colorado, Diamond M, LLC, Joseph S. Montgomery and the Agent.

         "Diamond M Ranch Loan Documents" shall mean the Collateral Assignments, the Montgomery Guaranty, the Diamond M, LLC Pledge Agreement, the Diamond M, LLC Guaranty, the Diamond M Ranch Deed of Trust and the Diamond M Ranch Intercreditor Agreement.

         "Diamond M, LLC Guaranty" shall mean the Guaranty, dated the Closing Date, made by Diamond M, LLC in favor of the Lenders and the Agent.

         "Diamond M, LLC Pledge Agreement" shall mean the Pledge and Security Agreement, dated the Closing Date, made by Joseph S. Montgomery and Celia Congdon Montgomery in favor of the Agent.

         "Documentation Fee" shall mean the Agent's standard fees relating to any and all modifications, waivers, releases or amendments with respect to this Financing Agreement, the Collateral and/or the Obligations, or the perfection of the Agent's security interest in additional collateral, in each case after the Closing Date.

         "Documents of Title" shall mean all present and future documents (as defined in the UCC), and any and all warehouse receipts, bills of lading, shipping documents, chattel paper, instruments and similar documents, all whether negotiable or not and all goods and Inventory relating thereto and all cash and non-cash proceeds of the foregoing.

         "EBITDA" shall mean, for any period, Net Income for such period plus, to the extent deducted in determining Net Income for such period, the aggregate amount of Interest Expense and income tax expense for such period, and all depreciation, amortization and other non-cash charges for such period, minus, to the extent included in determining Net Income for such period, the aggregate amount of interest income for such period that has been deferred or has not been paid in cash, all determined in accordance with GAAP on a consistent basis, but excluding (i) the effect of extraordinary or non-reoccurring gains or losses for such period, and (ii) all amounts paid in cash to the Borrower during such period resulting from the unwinding of any Hedging Obligation of the Borrower.

         "Environmental Law" shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material.

         "Environmental Liability" shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release of any Hazardous Materials into the environment or
(e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed by or imposed upon, the Borrower with respect to any of the foregoing.

         "Equipment" shall mean all present and hereafter acquired equipment (as defined in the UCC) including, without limitation, all machinery, equipment, furnishings and fixtures, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all proceeds thereof of whatever sort.

         "ERISA" shall mean the Employee Retirement Income Security Act or 1974, as amended from time to time and the rules and regulations promulgated thereunder from time to time.

         "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code of 1986 (the "Code") as amended from time to time or, solely for purposes of Section 302 of ERISA and
Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

         "ERISA Event" shall mean (a) any "reportable event", as defined in
Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the failure of the Borrower or any of its ERISA Affiliates to make a required installment (as defined in Section 412(n) of the Code) to any Plan by its due date; (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Borrower or any of its ERISA Affiliates of any material liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal

Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

         "Event(s) of Default" shall have the meaning provided for in Article X.

         "Federal Funds Effective Rate" shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

         "Fiscal Quarter" shall mean, with respect to the Borrower, each three
(3) month period ending on the Saturday closest to September 30, December 31, March 31, and June 30 of each Fiscal Year.

         "Fiscal Year" shall mean, with respect to the Borrower, the period of four consecutive Fiscal Quarters commencing on the Sunday closest to July 1 of each year and ending on the Saturday closest to June 30 of the following year, determined in a manner consistent with the Borrower's past practices.

         "Fixed Charge Coverage Ratio" shall mean, for the relevant period, the ratio determined by dividing (a) EBITDA for such period by (b) the sum of (i) Interest Expense paid or due, in cash, during such period plus (ii) the amount of principal of the Term Loan and of any other Indebtedness (other than the Revolving Loans and obligations under Letters of Credit, in each case as defined in the Working Capital Agreement) repaid or scheduled to be repaid during such period (including the portion of payments made during such period under Capitalized Leases that are allocable to the repayment of principal), plus (iii) Capital Expenditures made by the Borrower during such period which were not financed, plus (iv) all dividends and other distributions of a similar nature made in cash by the Borrower during such period, plus (v) all federal, state and local income tax expenses due and payable by the Borrower during such period.

         "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time and for the period as to which such accounting principles are to apply.

         "General Intangibles" shall mean all present and hereafter acquired general intangibles (as defined in the UCC), and shall include, without limitation, all present and future right, title and interest in and to: (a) all Trademarks, tradenames, corporate names, business names, logos and any other designs or sources of business identities, (b) Patents, together with any improvements on said Patents, utility models, industrial models, and designs,
(c) Copyrights, (d) trade secrets, (e) licenses, permits and franchises, (f) all applications with respect to the foregoing, (g) all right, title and interest in and to any and all extensions and renewals, (h) goodwill with respect to any of the foregoing, (i) any other forms of similar intellectual property, (j) all customer lists, distribution agreements, supply agreements, blueprints, indemnification rights and tax refunds, together with all monies and claims for monies now or hereafter due and payable in connection with any of the foregoing or otherwise, and all cash and non-cash proceeds thereof, including, without limitation, the proceeds or royalties of any licensing agreements between the Borrower and any licensee of any of the Borrower's General Intangibles.

         "Governmental Authority" shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

         "Hazardous Materials" shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

         "Hedging Obligations" shall mean any obligation or liability arising under or relating to an interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement, or any arrangement which is derivative thereof.

         "Indebtedness" of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business and excluding installments of premiums payable with respect to policies of insurance contracted for in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all obligations under Capital Leases of such Person attributable to the payment of principal, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

         "Insurance Proceeds" shall mean proceeds or payments from an insurance carrier with respect to any loss, casualty or damage to Collateral.

         "Intellectual Property" shall mean all property and all interests in property described in the Intellectual Property Agreements in which the Borrower has granted security interests to the Agent for the benefit of the Lenders.

         "Intellectual Property Agreements" shall mean the Trademark Security Agreement and the Patent Security Agreement, in each case, dated the Closing Date and executed by the Borrower in favor of the Agent, pursuant to which the Borrower shall have granted to the Agent for the benefit of the Lenders a Lien on and security interest in the property, and interests in property, described in each such Agreement as security for the payment and performance of the Obligations.

         "Intercreditor Agreement" shall mean the Intercreditor Agreement dated the Closing Date and entered into by the Working Capital Loan Agent, the Working Capital Loan Lenders, the Agent and the Lenders.

         "Interest Expense" shall mean the total interest obligations (paid or accrued) of the Borrower, determined on a non-consolidated basis in accordance with GAAP.

         "Inventory" shall mean all of the Borrower's present and hereafter acquired inventory (as defined in the UCC) and including, without limitation, all merchandise, inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping same in all stages of production-from raw materials through work-in-process to finished goods - and all proceeds thereof of whatever sort.

         "Liabilities" shall have the meaning given that term in Section 3.06.

         "Lien" shall mean with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

         "Loan Documents" shall mean this Financing Agreement, the Term Notes, the Intellectual Property Agreements, the Stock Pledge Agreement, the Mortgages, the Warrant, the Intercreditor Agreement, the Diamond M Ranch Loan Documents, the Registration Rights Agreement, the other closing documents and any other ancillary documents, instruments and agreements executed from time to time in connection with this Financing Agreement, all as may be renewed, amended, extended, increased or supplemented from time to time.

         "Material Adverse Change" shall mean a material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower, or of the Borrower and the Subsidiaries, taken as a whole.

         "Material Adverse Effect" shall mean a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower, or of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform any of its material obligations under this Financing Agreement or any of the other Loan Documents or (c) the rights of or benefits available to the Lenders under this Financing Agreement or any of the other Loan Documents.

         "Material Indebtedness" shall mean any Indebtedness (other than the Obligations) of any one or more of the Borrower and its Subsidiaries in a principal amount, as of any date of determination, exceeding $5,000,000.

         "Maturity Date" shall mean June 30, 2003.

         "Montgomery Debt" shall mean the Indebtedness owing by Joseph Montgomery, an individual, to the Borrower, evidenced by the Shareholder Note.

         "Montgomery Guaranty" shall mean the Limited Recourse Guaranty, dated the Closing Date, made by Joseph S. Montgomery in favor of the Agent.

         "Moody's" shall mean Moody's Investors Service, Inc. and any successor thereto.

         "Mortgages" shall mean those mortgages, each dated as of the Closing Date, executed by the Borrower, as mortgagor, in favor of the Agent, as mortgagee, to secure the Borrower's payment and performance of the Obligations and encumbering those certain parcels of land, and the improvements thereon, owned by the Borrower and located in Bethel, Connecticut and Bedford, Pennsylvania.

         "Net Cash Proceeds" shall mean, with respect to any property, the aggregate amount of all proceeds, payable in cash (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise), arising from the sale, transfer or other disposition of such property, minus the usual and customary out-of-pocket costs and expenses payable by the seller of such property, the principal amount of Indebtedness that is mandatorily payable by such seller upon the disposition of such property (other than Indebtedness incurred under this Financing Agreement), and the amount of taxes paid (or reasonably estimated to be payable) by such seller in connection with such disposition.

         "Net Income" shall mean, for any period, the net after tax income (or loss) of the Borrower for such period, determined on a non-consolidated basis in accordance with GAAP.

         "Net Worth" shall mean, at any date of determination, an amount equal to (a) Total Assets of the Borrower minus (b) Total Liabilities of the Borrower.

         "Obligations" shall mean all loans, advances and extensions of credit made or to be made by the Agent and/or the Lenders to the Borrower, or to others for the Borrower's account, pursuant to this Financing Agreement (including, without limitation, the Term Loan); and any and all indebtedness, liabilities and obligations which may at any time be owing by the Borrower to the Agent and/or the Lenders arising under or relating to this Financing Agreement, whether now in existence or incurred by the Borrower from time to time hereafter; whether principal, interest, fees, costs, expenses (including reasonable attorney's fees and disbursements) or otherwise; whether secured by Lien upon any of the Borrower's Collateral, assets or property or the assets or property of any other Person; whether such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect and whether the Borrower is liable to the Agent and/or the Lenders for such indebtedness as principal, surety, endorser, guarantor or otherwise. Obligations shall also include indebtedness, obligations and liabilities owing to the Agent and/or the Lenders by the Borrower under any Loan Document or under any other agreement or arrangement now or hereafter entered into between the Borrower and the Agent and/or the Lenders pursuant to or in connection with the transactions contemplated to occur under or in respect of this Financing Agreement; and all Out-of-Pocket Expenses.

         "Old Credit Agreement" shall mean the Amended and Restated Credit Agreement, dated as of January 22, 1999 by and among the Borrower, certain Subsidiaries, the Banks signatory thereto and Nationsbank, N.A. as Administrative Agent, Documentation Agent, Fronting Bank and Swingline Bank, and Fleet National Bank, as Syndication Agent, as amended through the date hereof.

         "Other Collateral" shall mean all now owned and hereafter acquired lockbox, blocked account and any other deposit accounts maintained with any bank or financial institutions into which the proceeds of Collateral are or may be deposited; all cash and other monies and property in the possession or control of the Agent and/or any of the Lenders; all books, records, ledger cards, disks and related data processing software at any time evidencing or containing information relating to any of the Collateral described herein or otherwise necessary or helpful in the collection thereof or realization thereon; and all cash and non-cash proceeds of the foregoing.

         "Out-of-Pocket Expenses" shall mean all of the out-of-pocket costs and expenses incurred pursuant to this Financing Agreement or any other Loan Documents by the Agent, and, at any time after the occurrence of an Event of Default which has occurred and is continuing, the Lenders, whether incurred heretofore or hereafter, which expenses shall include, without being limited to: the cost of record searches, travel, lodging and similar expenses of the Agent's personnel in connection with inspecting and monitoring the Collateral from time to time hereunder, any applicable reasonable counsel fees and disbursements, fees and taxes relative to the filing of financing statements, all expenses, costs and fees set forth in Section 10.03, and title insurance premiums, real estate survey costs, costs of preparing and recording the Mortgages.

         "Participant Register" shall have the meaning given that term in
Section 12.04(b)(v).

         "Patents" shall mean all of the Borrower's present and hereafter acquired patents, patent applications, registrations, any reissues or renewals thereof, licenses, any inventions and improvements claimed thereunder, and all general intangible, intellectual property and patent rights with respect thereto of the Borrower, and all income, royalties, cash and non-cash proceeds thereof.

         "Permits" shall have the meaning given to such term in Section 5.16.

         "Permitted Encumbrances" shall mean: (a) liens of local or state authorities for franchise or other like Taxes, provided that the aggregate amounts of such liens shall not exceed

$500,000 in the aggregate at any one time; (b) statutory liens of landlords and liens of carriers, warehousemen, bailees, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and for amounts not yet due (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens) and with respect to which adequate reserves or other appropriate provisions are being maintained by the Borrower in accordance with GAAP; (c) pledges or deposits made (and the liens thereon) in the ordinary course of business of the Borrower (including, without limitation, security deposits for leases, indemnity bonds, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits and deposits securing liability to insurance carriers under insurance or self-insurance arrangements or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations; (d) easements (including, without limitation, reciprocal easement agreements and utility agreements), encroachments, minor defects or irregularities in title, variation and other restrictions, charges or encumbrances (whether or not recorded) affecting the Real Estate, if applicable, and which in the aggregate (i) do not materially interfere with the occupation, use or enjoyment by the Borrower of its business or property so encumbered and
(ii) in the reasonable business judgment of the Agent do not materially and adversely affect the value of such Real Estate; (e) tax liens which are not yet due and payable or which are being diligently contested in good faith by the Borrower by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP for the payment thereof; (f) liens created in favor of a bank at which a deposit account, other than a Blocked Account (as defined in the Working Capital Loan Agreement), is maintained, including set off rights in favor of such bank; and (g) the items identified in Schedules A, B and C of each of the Mortgages.

         "Permitted Investments" shall mean (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof; (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody's; (c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000; and (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above.

         "Person" shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, or other entity.

         "Plan" shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

         "Pledged Stock" shall mean the securities pledged pursuant to the Stock Pledge Agreement by the Borrower to the Agent, for the benefit of the Lenders, as security for the payment and performance of all Obligations.

         "Proportionate Share" shall mean a fraction, the denominator of which shall equal, as of any date of determination, the sum of the aggregate unpaid principal balance of the Term Loan and the Term Loan (as defined in the Working Capital Loan Agreement), and the numerator of which shall equal as of such date, in the case of the Lenders, the aggregate unpaid principal balance of the Term Loan, and in the case of the Working Capital Loan Lenders, the unpaid principal balance of the Term Loan (as defined in the Working Capital Loan Agreement).

         "pro rata share" shall mean, with respect to each Lender, the percentage of the total Commitments represented by such Lender's Commitment.

         "Rating Agencies" shall have the meaning given that term in Section
3.06.

         "Real Estate" shall mean the Borrower's fee and/or leasehold interests in the real property described in the Mortgages.

         "Register" shall have the meaning given that term in Section 12.04(b)(ii).

         "Registered Loan" shall have the meaning given that term in Section 3.02(b).

         "Registered Note" shall have the meaning given that term in Section 3.02(b).

         "Required Lenders" shall mean the Lenders holding aggregate Commitments under this Financing Agreement in an amount of 66 2/3% or more of the total Commitments.

         "Restricted Payment" shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of Capital Stock of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of Capital Stock of the Borrower or any option, warrant or other right to acquire any such shares of Capital Stock of the Borrower.

         "S & P" shall mean Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

         "Securitization" shall have the meaning given that term in Section
3.06.

         "Securitization Parties" shall have the meaning given that term in
Section 3.06.

         "Senior Leverage Ratio" shall mean, for the relevant period, the ratio determined by dividing (i) the aggregate outstanding principal balance of the Term Loan, the Term Loan (as defined in the Working Capital Loan Agreement) and the Revolving Loans (as defined in the Working Capital Loan Agreement), and the aggregate undrawn stated amount of outstanding Letters of Credit (as defined in the Working Capital Loan Agreement), in each as of the last day of such period, by (ii) EBITDA for such period.

         "Shareholder Mortgage" shall mean the Collateral Assignment of Note and Deed of Trust, dated as of September 15, 1998, by and between Joseph Montgomery and the Borrower, and the Deed of Trust and Security Agreement dated September 15, 1998 from Diamond M, LLC to the Public Trustee of Rio Blanco County, as Trustee f/b/o Joseph S. Montgomery assigned thereby.

         "Shareholder Note" shall mean the amended and restated promissory note, originally dated September 15, 1998, in the original principal amount of $12,000,000, made by Joseph Montgomery to the order of the Borrower evidencing loans made by the Borrower to Joseph Montgomery.

         "Shareholder Pledge Agreement" shall mean the Amended and Restated Pledge Agreement dated September 15, 1998 entered into by Joseph Montgomery and the Borrower.

         "Solvent" shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is not less than the total amount of its liabilities of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

         "Stock Pledge Agreement" shall mean the Stock Pledge Agreement, dated the Closing Date and executed by the Borrower in favor of the Agent, pursuant to which the Borrower shall have pledged and collaterally assigned the Pledged Stock as security for the payment and performance of the Obligations.

         "subsidiary" shall mean with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

         "Subsidiary" shall mean any subsidiary of the Borrower.

         "Surplus Cash" shall mean, for any Fiscal Year, (a) EBITDA for such Fiscal Year less (b) the sum of (i) all cash Interest Expense for such Fiscal Year, (ii) the aggregate scheduled amount of principal of the Term Loan and the Term Loan (as defined in the Working Capital Loan Agreement) repaid during such Fiscal Year, (iii) Capital Expenditures actually made or incurred by the Borrower during such Fiscal Year and not financed (iv) cash expenditures made in respect of Hedging Obligations (to the extent not reflected in such EBITDA or Interest Expense) of the Borrower and (v) all income tax expense of the Borrower for such Fiscal Year.

         "Taxes" shall mean all federal, state, municipal and other governmental taxes, levies, charges, claims and assessments which are or may be due by the Borrower with respect to its business, operations, Collateral or otherwise.

         "Term Loan" shall mean the term loan in the original principal amount of $15,000,000 made to the Borrower pursuant to, and repayable in accordance with, the provisions of Sections 3.01 and 3.02.

         "Term Note" shall mean a promissory note of the Borrower, substantially in the form of Exhibit A, made payable to the order of a Lender, evidencing the Indebtedness resulting from the making by such Lender to the Borrower of such Lender's pro rata share of the Term Loan and delivered to the Lender pursuant to
Article III and any promissory note or notes issued in exchange or replacement therefor. The term "Term Note" shall include any Registered Note evidencing any portion of the Term Loan and delivered pursuant to Section 3.02(b).

         "Total Assets" shall mean the total assets of the Borrower determined on a non-consolidated basis in accordance with GAAP.

         "Total Liabilities" shall mean the total liabilities of the Borrower determined on a non-consolidated basis in accordance with GAAP.

         "Trade Accounts Receivable" shall mean the accounts (as defined in the UCC) of the Borrower which arise from the sale of Inventory or the rendition of services in the ordinary course of the Borrower's business.

         "Trademarks" shall mean all present and hereafter acquired trademarks, trademark registrations, recordings, applications, tradenames, trade styles, service marks, prints and labels (on which any of the foregoing may appear), licenses, reissues, renewals, and any other intellectual property and trademark rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all cash and non-cash proceeds thereof.

         "UCC" shall mean the Uniform Commercial Code as the same may be amended and in effect from time to time in the state of New York.

         "Warrant" shall mean the common stock purchase warrant, dated as of June 30, 2000, issued by the Borrower to the Agent, as the holder.

         "Working Capital Loan Agent" shall mean the Agent (as defined in the Working Capital Loan Agreement).

         "Working Capital Loan Agreement" shall mean the Financing Agreement dated as of June 27, 2000 among the Borrower, the lenders party thereto and the Working Capital Loan Agent.

         "Working Capital Loan Documents" shall mean the Loan Documents (as defined in the Working Capital Loan Agreement).

         "Working Capital Loan Lenders" shall mean the Lenders (as defined in the Working Capital Loan Agreement).

         "Working Capital Loan Obligations" shall mean the Obligations (as defined in the Working Capital Loan Agreement).

         SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Financing Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Financing Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

         SECTION 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

                                   ARTICLE II

                              Conditions Precedent

         SECTION 2.01. Conditions to Closing. The Commitment of each Lender to fund its pro rata share of the Term Loan, is subject to the satisfaction, extension or waiver (in writing), on or prior to the Closing Date, of each of the following conditions precedent:

                  (a) Lien Searches - The Agent shall have received and reviewed to its satisfaction, as of a recent date, tax, judgment and Uniform Commercial Code searches for all locations presently occupied or used by the Borrower.

                  (b) Casualty Insurance - The Borrower shall have delivered to the Agent evidence satisfactory to the Agent that casualty insurance policies listing the Agent as additional insured, loss payee or mortgagee, as the case may be, are in full force and effect, provided that any certificate that evidences such insurance shall be in the form of "Accord 27".

                  (c) UCC Filings - All financing statements required to be filed in order to perfect, in favor of the Agent, on behalf of the Lenders, a first priority security interest in the Collateral, subject only to the Permitted Encumbrances, shall have been properly filed in each such office in each jurisdiction. The Agent shall have received acknowledgment copies of all such filings (or, in lieu thereof, the Agent shall have received other evidence satisfactory to the Agent that all such filings have been made) and the Agent shall have received evidence that all necessary filing fees and all taxes or other expenses related to such filings have been paid in full.

                  (d) Board Resolutions - The Agent shall have received a copy of the resolutions of the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Financing Agreement, and all other Loan Documents to which the Borrower is a party, and the consummation of the transactions contemplated to occur hereunder and thereunder, in each case certified by the Secretary or Assistant Secretary of the Borrower as of the date hereof, together with a certificate of the Secretary or Assistant Secretary of the Borrower as to the incumbency and validity of the signature of the officers of the Borrower executing this Financing Agreement and such other Loan Documents and any certificate or other documents to be delivered by them pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

                  (e) Corporate Organization, Good Standing and Qualification - The Agent shall have received (i) a copy of the Certificate of Incorporation of the Borrower certified by the Secretary of State of the state of its incorporation, (ii) a copy of the By-Laws of the Borrower certified by the Secretary or Assistant Secretary thereof, all as amended through the date hereof, (iii) a Certificate of Good Standing from the Secretary of State of the state of the Borrower's incorporation and (iv) a Certificate of Qualification from the Secretary of State of each other state in which the Borrower is doing business, except where the failure to be so qualified would not have a Material Adverse Effect.

                  (f) Solvency Certificate and Officer's Certificate - The Agent shall have received (x) an executed Solvency Certificate of the Borrower, satisfactory in form and substance to the Agent, certifying the Borrower's Solvency as of the Closing Date and such related matters as the Agent shall deem necessary and (y) an executed Officer's Certificate of the Borrower, satisfactory in form and substance to the Agent, certifying that (i) the representations and warranties contained herein are true and correct in all material respects on and as of the Closing Date; (ii) the Borrower is in compliance with all of the terms and provisions set forth herein; and (iii) no Default or Event of Default has occurred.

                  (g) Opinions - the Agent on behalf of the Lenders shall have received and reviewed to its satisfaction legal opinions from (i) the law firm of Kelley Drye & Warren LLP, as general counsel to the Borrower and special counsel to Diamond M, LLC and Joseph S. Montgomery, (ii) the law firm of Koontz & Crabtree, as special Pennsylvania counsel to the Borrower, (iii) the law firm of Krabacher Law Offices, as special Colorado counsel to the Borrower; Diamond M, LLC and Joseph S. Montgomery, and (iv) the law firm of Levett Rockwood P.C., as special counsel to Diamond M, LLC and Joseph S. Montgomery.

                  (h) Absence of Default; No Material Adverse Change - No Default or Event of Default shall have occurred and no Material Adverse Change shall have occurred since April 1, 2000.

                  (i) Legal Restraints/Litigation - As of the Closing Date, there shall be no: (x) litigation, investigation or proceeding (judicial or administrative) pending or threatened against the Borrower or its assets, by any agency, division or department of any county, city, state or federal government arising out of this Financing Agreement; (y) injunction, writ or restraining order restraining or prohibiting the financing arrangements contemplated under this Financing Agreement; or (z) suit, action, investigation or proceeding (judicial or administrative) pending against the Borrower or the or its assets, which, in the opinion of the Agent, if adversely determined, would be reasonably likely to have a Material Adverse Effect.

                  (j) Cannondale Europe - Cannondale Europe B.V., a Subsidiary organized under the laws of Netherlands, shall have consummated its financing arrangements, the terms and conditions of which shall be satisfactory to the Agent.

                  (k) Guarantees of Subsidiary Debt. - The Agent and its legal counsel shall have received and reviewed to their satisfaction all documents and agreements pursuant to which the Borrower shall have guaranteed or in any manner agreed to be liable or responsible for the payment of the indebtedness of any Subsidiary.

                  (l) Floor Planning - The Agent and its legal counsel shall have received and reviewed to their satisfaction any document or agreement between a customer of the Borrower and the bank or other financial institution which provides inventory or floor planning financing to such customer, to the extent the Borrower is a party to any such document or agreement.

                  (m) Cash Budget Projections - The Agent shall have received and reviewed to its satisfaction a twelve (12) month cash budget projection prepared by the Borrower on the form provided by the Agent, which projection shall indicate that the Borrower will have a level of Availability (as defined in the Working Capital Loan Agreement) at all times during such twelve (12) month period of not less than $3,000,000.

                  (n) Financing Agreement and Additional Documents - The Borrower shall have executed and delivered to the Agent this Financing Agreement and all other Loan Documents to which it is a party.

                  (o) Pledged Stock - The Borrower shall have delivered to the Working Capital Loan Agent (as collateral agent for itself, the Agent, the Lenders and the Working Capital Loan Lenders), possession of the stock certificates evidencing all of the certificated shares of Pledged Stock required to be pledged and collaterally assigned to the Working Capital Loan Agent (as collateral agent for itself, the Agent, the Working Capital Loan Lenders and the Lenders) pursuant to the Stock Pledge Agreement, together with duly executed stock powers (undated and in-blank) with respect thereto, all in form and substance satisfactory to the Agent.

                  (p) Diamond M Ranch Loan Documents - The Agent shall have received a counterpart of each Diamond M Loan Document, duly executed by each party thereto, together with such additional agreements, instruments and other documents as the Agent may reasonably request in connection therewith.

                  (q) Blocked Accounts and Blocked Account Agreements - The Borrower shall have established a system of lockboxes and Blocked Accounts (as defined in the Working Capital Loan Agreement) with respect to the collection of Trade Accounts Receivable and the deposit of proceeds of Collateral, and the Working Capital Loan Agent, the Borrower and each bank at which a Blocked Account (as defined in the Working Capital Loan Agreement) is maintained shall have entered into a Blocked Account Agreement (as defined in the Working Capital Loan Agreement) in form and substance satisfactory to the Agent.

                  (r) Disbursement Authorization - The Borrower shall have delivered to the Agent all information necessary for the Agent and the Lenders to issue wire transfer instructions on behalf of the Borrower for the Term Loan to be made under this Financing Agreement including, but not limited to, disbursement authorizations in form acceptable to the Agent.

                  (s) Examination and Verification; Opening Availability - The Agent and each of the Lenders shall have completed, to their respective satisfaction, an examination and verification of the Trade Accounts Receivable, Inventory, financial statements, and books and records of the Borrower, which examination shall indicate that, after giving effect to all Revolving Loans (as defined in the Working Capital Loan Agreement), advances and extensions of credit to be made at closing under this Financing Agreement and the Working Capital Loan Agreement and after giving effect to the payment of all fees and expenses related to the transactions contemplated by this Agreement and by the Working Capital Loan Agreement, the Borrower shall have an opening additional Availability (as defined in the Working Capital Loan Agreement) of at least $10,000,000, as evidenced by a Borrowing Base Certificate (as defined in the Working Capital Loan Agreement) delivered by the Borrower to the Working Capital Loan Agent as of the Closing Date. It is understood that such requirement contemplates that all debts and obligations are current, and that all payables are being handled in the normal course of the

Borrower's business and consistent with the practice in the Borrower's industry and in a manner reasonably satisfactory to the Agent.

                  (t) Old Credit Arrangements - The Old Credit Agreement shall have been terminated, all loans and obligations of the Borrower thereunder shall have been paid or satisfied in full, including through utilization of the proceeds of the Term Loan to be made under this Financing Agreement and all liens or security interests in favor of the lenders thereunder (or the agent on their behalf) and otherwise in connection therewith shall have been terminated and/or released upon such payment.

                  (u) Payment of Fees - The Agent and the Lenders shall have received payment in full, in cash, of all fees for which the Borrower is obligated to make payment on or before the Closing Date.

                  (v) Mortgages and Intercreditor Agreements - The Borrower shall have executed and delivered to the Agent, an agent of the Agent or to a title insurance company acceptable to the Agent, all of the Mortgages. In addition, the Borrower shall have caused the Working Capital Loan Agent and each other Person named as mortgagee in each mortgage of record, as of the Closing Date, that encumbers Real Estate to execute an intercreditor agreement with the Agent, the terms and conditions of which shall be substantially similar to the intercreditor agreements between such Persons and the lenders party to the Old Credit Agreement, or the agent on behalf of such lenders.

                  (w) Title Insurance Policies - The Agent shall have received, in respect of each Mortgage, a mortgagee's title policy or marked-up unconditional binder for such insurance. Each such policy shall (i) be in an amount satisfactory to the Agent; (ii) insure that the Mortgage insured thereby creates a valid lien on the Real Estate covered by such Mortgage, subject only to those mortgages held by the parties identified in the intercreditor agreements described in Section 2.01 (v), free and clear of all defects and encumbrances except those acceptable to the Agent; (iii) name the Agent on behalf of the Lenders as the insured thereunder; and (iv) contain such endorsements and effective coverage as the Agent may reasonably request. The Agent shall also have received evidence that all premiums in respect of such policies have been paid and that all charges for mortgage recording taxes, if any, shall have been paid.

                  (x) Surveys - The Agent and the title insurance company issuing each policy referred to in the immediately preceding paragraph (each, a "Title Insurance Company") shall have received maps or plats of a perimeter or boundary of the site of each of the properties covered by the Mortgages, dated a date satisfactory to the Agent and the relevant Title Insurance Company, prepared by an independent professional licensed land surveyor satisfactory to the Agent and the relevant Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping. Without limiting the generality of the foregoing, there shall be surveyed and shown on the maps or plats or surveys the following: (i) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines insofar as the foregoing affect the perimeter or boundary of such property; (ii) the lines of streets abutting the sites and width thereof; (iii) all access and other easements appurtenant to the sites or necessary or desirable to use the sites; (iv) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the sites, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (v) any encroachments on any adjoining property by the building, structures and improvements on the sites; and (vi) if the site is designated as being on a filed map, a legend relating the survey to said map. Further, each survey shall (x) be certified to the Agent and the Title Insurance Company and
(y) contain a legend reciting as to whether or not the site is located in a flood zone.

                  (y) Appraisals - The Agent shall have received satisfactory appraisals of the Borrower's Equipment and Real Estate, which appraisals: (i) shall be conducted by an appraiser acceptable to the Agent, and (ii) shall indicate an orderly liquidation value of not less than $10,000,000 with respect to Equipment and a fair market value of not less than $12,000,000 with respect to Real Estate.

                  (z) Environmental Report - The Agent shall have received environmental audit reports on (i) all of the Real Estate and (ii) the Borrower's waste disposal practices. The reports must (x) be satisfactory to the Agent and (y) not disclose or indicate any material liability (real or potential) stemming from the Borrower's premises, its operations, its waste disposal practices or waste disposal sites used by Borrower.

                  (aa) Feasibility Study - The Agent shall have received and reviewed to its satisfaction a report, prepared at the Borrower's expense by an independent third party acceptable to the Agent, of the viability and feasibility of the Borrower's motorcycle division.

                  (bb) Working Capital Loan Documents; Intercreditor Agreement with Working Capital Loan Agent - The Agent shall have received and reviewed to its satisfaction all of the Working Capital Loan Documents, the transactions contemplated to occur thereunder shall have been consummated and all conditions precedent to the effectiveness of the Working Capital Loan Documents shall have occurred; the Borrower shall have received in cash the proceeds of the term loan and initial revolving loans to be made pursuant to the Working Capital Loan Documents, and the Agent and the Lenders and the Working Capital Loan Agent and the Working Capital Loan Lenders shall have entered into the Intercreditor Agreement.

                  (cc) Closing Document Checklist - The Borrower shall have delivered to the Agent all documents listed on the Closing Document Checklist attached to this Financing Agreement as Annex III for which the Borrower is responsible.

                  (dd) Lien Waivers - The Agent shall have received such waivers of lien rights, in form and substance satisfactory to the Agent, from such landlords, warehouseman and processors of Inventory as the Agent shall have required, in its reasonable discretion.

                  (ee) Due Diligence - Each of the Lenders shall have completed its due diligence with respect to the Borrower and the results thereof shall be acceptable to each Lender in its sole and absolute discretion. The due diligence will include, among other things, (i) a review of the results of the due diligence with respect to the Collateral and the Borrower's financial condition conducted by the Working Capital Loan Agent, (ii) a report or reports, prepared at the Borrower's expense by an independent third party acceptable to the Agent, of (x) the value of the Borrower's trade names, which shall indicate that such value is not less than $25 million, and (y) the overall business value of the Borrower's enterprise, which shall indicate a value of an amount acceptable to the Agent, and (iii) a review of the reasonableness of projections of the Borrower previously delivered to the Agent.

                  (ff) Representations and Warranties - Each of the representations and warranties made by the Borrower in or pursuant to this Financing Agreement shall be true and correct in all material respects on and as of such date as if made on and as of the Closing Date, except for any such representation or warranty which by its terms speaks only as of an earlier date and which shall be true and correct in all material respects on such earlier date.

                  (gg) No Default - No Default or Event of Default shall have occurred and be continuing on the Closing Date, after giving effect to the making of the Term Loan and the making of the loans under the Working Capital Loan Agreement on the Closing Date.

         Upon the execution of this Financing Agreement and the disbursement of the Term Loan hereunder, all of the above Conditions Precedent shall have been deemed satisfied except as otherwise set forth hereinabove or as the Borrower, the Required Lenders and the Agent shall otherwise agree in writing.

                                   ARTICLE III

                                  THE TERM LOAN

         SECTION 3.01. The Term Loan; Amortization. Upon the satisfaction of the conditions contained in Section 2.01 and its receipt of a Term Note in an amount equal to such Lender's Commitment, each Lender hereby agrees to fund its pro rata share of the Term Loan. The principal amount of the Term Loan shall be repaid by the Borrower in (a) eleven consecutive quarterly installments (each a "quarterly installment") consisting of (i) four (4) installments each in the amount of $337,750, followed by (ii) seven (7) installments each in the amount of $500,000, followed by (b) a final installment in the amount necessary to repay in full the unpaid amount of the Term Loan (the "Balloon Installment"). The first Quarterly Installment shall be due and payable on the first Business Day in October, 2000, the subsequent Quarterly Installments shall be due and payable on the first Business Day in each of the months of January, April, July and October thereafter, and the Balloon Installment shall be due and payable on the Maturity Date. Any principal amount of the Term Loan which is repaid or prepaid by the Borrower may not be reborrowed.

         SECTION 3.02. Notes. (a) Each portion of the Term Loan made by a Lender shall be evidenced by a single Term Note, duly executed on behalf of the Borrower, dated the Closing Date, and delivered to and made payable to such Lender, and its registered assigns, in a principal amount equal to the amount of such Lender's Commitment.

                  (b) Each portion of the Term Loan recorded on the Register (the "Registered Loan") may not be evidenced by a promissory note other than a Registered Note

(as defined below). Upon the registration of any portion of the Term Loan, any promissory note (other than a Registered Note) evidencing the same shall be null and void and shall be returned to the Borrower. The Borrower agrees, at the request of any Lender, to execute and deliver to such Lender a Term Note in registered form to evidence such Registered Loan and registered as provided in
Section 12.04(b) (a "Registered Note"), payable to such Lender and otherwise duly completed. Once recorded on the Register, the portion of the Term Loan evidenced by such Note may not be removed from the Register so long as it remains outstanding, and a Registered Note may not be exchanged for a promissory note that is not a Registered Note.

         SECTION 3.03. Mandatory Prepayments. (a) Subject to the terms of
Section 7.03, if the Borrower sells any Equipment or other tangible personal property (other than Inventory in the ordinary course of business), or if any Equipment or such other property is lost, destroyed, or taken by condemnation, the Borrower shall pay to the Agent, for the ratable benefit of the Lenders, as and when received by the Borrower and as a mandatory prepayment of the Term Loan, a sum equal to the Net Cash Proceeds (including Insurance Proceeds) received by the Borrower from such sale, loss, destruction or condemnation to the extent such Net Cash Proceeds were not applied by the Borrower in accordance with Section 4.02(a) of the Working Capital Loan Agreement as in effect on the date hereof.

                  (b) Upon its receipt of each payment or prepayment of principal of the Montgomery Debt, the Borrower shall pay to the Agent, as and when received by the Borrower, an amount equal to such payment or prepayment. Upon its receipt of any Net Cash Proceeds from the sale or other disposition of any Diamond M Ranch Collateral, the Borrower shall promptly pay to the Agent, as and when received by the Borrower, all such Net Cash Proceeds. All amounts received by the Agent pursuant to this Section 3.03(b) shall be applied by the Agent in accordance with Section 2.9(ii)(B) of the Intercreditor Agreement.

                  (c) Beginning with the Fiscal Year ending in June 2001, the Borrower shall make a mandatory prepayment of the unpaid principal balance of the Term Loan no later than ninety days after the end of each Fiscal Year, in an aggregate amount equal to fifty percent (50%) of Surplus Cash for the Fiscal Year then ended (such amount, the "referenced amount"), as calculated in accordance with and as set forth in the audited financial statements of the Borrower for the Fiscal Year then ended, which calculation shall be certified by an Authorized Officer; provided, however, that if at the time any such mandatory prepayment shall be made, any portion of the principal of the Term Loan (as defined in the Working Capital Loan Agreement) shall be outstanding and unpaid, then the Borrower shall instead pay to the Agent, as a mandatory prepayment of the unpaid principal balance of the Term Loan, the Lenders' Proportionate Share of the referenced amount, and the Borrower shall concurrently make a prepayment of the unpaid principal balance of the Term Loan (as defined in the Working Capital Loan Agreement) in an amount equal to the Working Capital Lenders' Proportionate Share of such referenced amount.

         SECTION 3.04. Voluntary Prepayments. Upon at least one Business Day's prior notice, the Borrower may make voluntary prepayments, in whole or in part, without premium or penalty, of the Term Loan, provided that each partial prepayment shall be in an amount equal to the lesser of (i) $250,000 or an integral multiple of $50,000 in excess thereof or (ii) the amount necessary to prepay in full the unpaid principal balance of the Term Loan.

         SECTION 3.05. Application of Payments; Interest. All prepayments of the Term Loan shall be applied first to the Balloon Installment, until paid in full, and then pro rata against the remaining Quarterly Installments. All prepayments pursuant to Section 3.03 or 3.04 shall be accompanied by the payment of all accrued and unpaid interest (including interest previously capitalized) on the principal prepaid.

         SECTION 3.06. Securitization. The Borrower hereby acknowledges that the Lenders and any of their Affiliates may sell or securitize the Term Loan (a "Securitization") through the pledge of the Term Loan as collateral security for loans to the Lenders or their Affiliates or through the sale of the Term Loan or the issuance of direct or indirect interests in the Term Loan, which loans to the Lenders or their Affiliates or direct or indirect interests may be rated by Moody's, S & P or one or more other rating agencies (the "Rating Agencies"). The Borrower shall cooperate with the Lenders and their Affiliates to effect the Securitization including, without limitation, by (a) amending this Financing Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lenders in connection with the Securitization, provided that (i) any such amendment or additional documentation does not impose material additional costs on the Borrower and (ii) any such amendment or additional documentation does not materially adversely affect the rights, or materially increase the obligations, of the Borrower under the Loan Documents or change or affect in a manner adverse to the Borrower the financial terms of the Term Loan, (b) providing such information as may be reasonably requested by the Lenders in connection with the rating of the Term Loan or the Securitization, and (c) providing in connection with any rating of the Term Loan a certificate
(i) agreeing to indemnify the Lenders and any of their Affiliates, any of the Rating Agencies, or any party providing credit support or otherwise participating in the Securitization (collectively, the "Securitization Parties") for any losses, claims, damages or liabilities (the "Liabilities") to which the Lenders, their Affiliates or such Securitization Parties may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Loan Document or in any writing delivered by or on behalf of the Borrower and its Affiliates to the Lenders in connection with any Loan Document or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and such indemnity shall survive any transfer by the Lenders or their successors or assigns of the Term Loan and (ii) agreeing to reimburse the Lenders and any of their Affiliates for any legal or other expenses reasonably incurred by such Persons in connection with defending the Liabilities.

                                   ARTICLE IV

                                   Collateral

         SECTION 4.01. Grant of Security Interest. As security for the prompt payment in full of all Obligations, the Borrower hereby pledges and grants to the Agent, on behalf of the Lenders, a continuing general lien upon, and security interest in, all of its:

                           (a)      Accounts;

                           (b)      Documents of Title;

                           (c)      Equipment;

                           (d)      General Intangibles;

                           (e)      Inventory; and

                           (f)      Other Collateral.

         SECTION 4.02. Security Interest Generally.

         The security interests granted hereunder shall extend and attach to:

                  (a) All Collateral which is owned by the Borrower or in which the Borrower has any interest, whether held by the Borrower or others for its account, and, if any Collateral is Equipment, whether the Borrower's interest in such Equipment is as owner, finance lessee or conditional vendee;

                  (b) All Equipment, whether the same constitutes personal property or fixtures, including, but without limiting the generality of the foregoing, all dies, jigs, tools, benches, molds, tables, accretions, component parts thereof and additions thereto, as well as all accessories, motors, engines and auxiliary parts used in connection with, or attached to, the Equipment; and

                  (c) All Inventory and any portion thereof which may be returned, rejected, reclaimed or repossessed by either the Agent or the Borrower from the Borrower's customers, as well as to all supplies, goods, incidentals, packaging materials, labels and any other items which contribute to the finished goods or products manufactured or processed by the Borrower, or to the sale, promotion or shipment thereof.

         SECTION 4.03. Collection of Trade Accounts Receivable. The Borrower shall establish and maintain, in its name and at its expense, a cash management system as contemplated by the Working Capital Loan Agreement, satisfactory to the Agent in its sole discretion.

         SECTION 4.04. Delivery of Information Concerning Trade Accounts Receivable and Inventory. In furtherance of the continuing assignment and security interest in the Borrower's Accounts and Inventory, the Borrower will, upon the creation of Accounts and purchase or acquisition of Inventory, execute and deliver to the Agent (i) copies of any and all reports, schedules and other written information with respect to such Collateral as the Borrower provides to the Working Capital Loan Agent or the Working Capital Loan Lenders, in each case concurrently with the delivery of such information to such Person or Persons, and, promptly upon request therefor by the Agent, such other information as the Agent may reasonably request with respect to such Collateral, all in form and substance satisfactory to the Agent. The Borrower hereby authorizes the Agent to regard the Borrower's printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by one of the Borrower's Authorized Officers or agents.

         SECTION 4.05. Representations and Covenants With Respect to Trade Accounts Receivable and Inventory. The Borrower hereby represents and warrants that: each Trade Account Receivable is based on an actual and bona fide sale and delivery of Inventory or rendition of services to its customers, made by the Borrower in the ordinary course of its business; the Inventory being sold, and the Trade Accounts Receivable created, are the exclusive property of the Borrower and are not and shall not be subject to any Lien whatsoever, other than Liens in favor of the Agent, Liens which secure the Working Capital Loan Obligations and the Permitted Encumbrances; the invoices evidencing such Trade Accounts Receivable are in the name of the Borrower; and the customers of the Borrower have accepted the Inventory or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, offset, defense, counterclaim or contra, except for disputes and other matters arising in the ordinary course of business with respect to which the Borrower has complied with the following notification requirements. The Borrower agrees to notify the Agent promptly of: (a) any matters affecting the enforceability or collectibility of any Trade Account Receivable; (b) with respect to any Trade Account Receivable in the face amount of $200,000 or greater, all customer disputes, offsets, defenses, counterclaims, returns, rejections, (c) all reclaimed or repossessed merchandise or goods, (d) any adverse effect in the value of Inventory or of any matter which materially and adversely affects the Borrower's weekly and monthly collateral reports (as applicable) provided to the Agent hereunder, in such detail and format as the Agent may reasonably require from time to time and (e) any such matters which are material, as a whole, to the Trade Accounts Receivables and/or the Inventory. The Borrower agrees to issue credit memoranda promptly (with duplicates to the Agent upon request after the occurrence of an Event of Default) upon accepting returns or granting allowances. Upon the occurrence of an Event of Default (which is not waived in writing by the Required Lenders) and on notice from the Agent, the Borrower agrees that all returned, reclaimed or repossessed merchandise or goods shall be set aside by the Borrower, marked with the Agent's name (as secured party) and held by the Borrower for the Agent's account, subject to the rights therein in favor of the Working Capital Loan Agent under the Working Capital Loan Documents. The Borrower confirms to the Agent that any and all Taxes or fees relating to its business, its sales, the Accounts or Inventory relating thereto, are its sole responsibility and that same will be paid by the Borrower when due, and that none of said Taxes or fees represent a Lien on the Accounts. The Borrower hereby further represents and warrants that (i) any Inventory it may acquire on a consignment basis shall be segregated and set apart from all other Inventory, shall under no circumstances be included in any Borrowing Base Certificate as Eligible Inventory or otherwise be deemed to be Eligible Inventory, and is not subject to any Lien in favor of the consignor of such Inventory, (ii) it shall not co-mingle its Inventory with the inventory of any of its customers or the inventory of any other Person, including pursuant to any bill and hold sale or otherwise, and (iii) its Inventory is marketable to its customers in the ordinary course of business of the Borrower, except as it may otherwise report in writing to the Agent pursuant to this Section from time to time. The Borrower agrees to maintain such books and records regarding Accounts and Inventory as the Working Capital Loan Agent may reasonably require and agrees that the books and records of the Borrower will reflect the Agent's interest in the Accounts and Inventory.

         SECTION 4.06. Additional Representations and Covenants With Respect to Trade Accounts Receivable and Inventory. The Borrower agrees to safeguard, protect and hold all Inventory for the Agent's account, subject to the rights therein in favor of the Working Capital

Loan Agent under the Working Capital Loan Documents, and make no disposition thereof except in the ordinary course of its business of the Borrower, as herein provided. The Borrower represents and warrants that Inventory will be sold and shipped by the Borrower to its customers only in the ordinary course of the Borrower's business, and then only on open account and on terms currently being extended by the Borrower to its customers, and, absent the prior written consent of the Agent, the Borrower shall not sell Inventory on a consignment basis. Upon the sale, exchange, or other disposition of Inventory, as herein provided, the security interest in the Inventory provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, Trade Accounts Receivable, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sale, exchange or disposition. As to any such sale, exchange or other disposition, the Agent shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation. The Borrower hereby agrees to immediately forward any and all proceeds of Collateral to a Blocked Account (as defined in the Working Capital Loan Agreement), and to hold any such proceeds (including any notes and instruments), in trust for the Agent, on behalf of the Lenders, subject to the rights therein in favor of the Working Capital Loan Agent under the Working Capital Loan Documents, pending delivery to the Working Capital Loan Agent. Irrespective of the Agent's perfection status in any and all of the General Intangibles, including, without limitation, any Patents, Trademarks, Copyrights or licenses with respect thereto, the Borrower hereby irrevocably grants the Agent a royalty free license to sell, or otherwise dispose or transfer, in accordance with Section 10.03, and the applicable terms hereof, any of the Inventory upon the occurrence of an Event of Default which has not been waived in writing by the Agent.

         SECTION 4.07. Representations and Covenants With Respect to Equipment. The Borrower agrees at its own cost and expense to keep the Equipment in satisfactory operating condition, reasonable wear and tear excepted, making any and all repairs and replacements when and where necessary. The Borrower also agrees to safeguard, protect and hold all Equipment in accordance with the terms hereof and subject to the Agent's security interest.

         SECTION 4.08. Representations and Covenants with Respect to General Intangibles. The Borrower possess all General Intangibles and rights thereto necessary to conduct its business as conducted as of the Closing Date and the Borrower shall maintain its rights in, and the value of, the foregoing in the ordinary course of its business, including, without limitation, by making timely payment with respect to any applicable licensed rights. The Borrower shall deliver to the Agent, and/or shall cause the appropriate party to deliver to the Agent, from time to time such pledge or security agreements with respect to General Intangibles (now or hereafter acquired) of the Borrower as the Agent shall require to obtain valid second Liens thereon, subject only to the Lien thereon created in favor of the Working Capital Loan Agent pursuant to the Working Capital Loan Documents. In furtherance of the foregoing, the Borrower shall provide timely notice to the Agent of any additional Patents, Trademarks, tradenames, service marks, Copyrights, brand names, trade names, logos and other trade designations acquired or applied for subsequent to the Closing Date and the Borrower shall execute such documentation as the Agent may reasonably require to obtain and perfect its lien thereon. The Borrower hereby confirms that it shall deliver, or cause to be delivered, any Pledged Stock issued subsequent to the Closing Date to the Working Capital Loan Agent, as agent for the Working Capital Loan Lenders and the Lenders in accordance with the applicable terms of the Stock Pledge Agreement and prior to such delivery, shall hold any such stock in trust for the Working Capital Loan Agent, as agent for the Working Capital Loan Lenders and the Lenders. The Borrower hereby irrevocably grants to the Agent a royalty-free, non-exclusive license in the General Intangibles, including tradenames, Trademarks, Copyrights, Patents, licenses, and any other proprietary and intellectual property rights and any and all right, title and interest in any of the foregoing, for the sole purpose, upon the occurrence of an Event of Default, of the right to: (i) advertise for sale and sell or transfer any Inventory bearing any of the General Intangibles, and (ii) make, assemble, prepare for sale or complete, or cause others to do so, any applicable raw materials or Inventory bearing any of the General Intangibles, including use of the Equipment and Real Estate for the purpose of completing the manufacture of unfinished goods, raw materials or work-in-process comprising Inventory, and apply the proceeds thereof to the Obligations hereunder, all as further set forth in this Financing Agreement and irrespective of the Agent's lien and perfection in any General Intangibles.

         SECTION 4.09. Continuing Security Interest. The rights and security interests granted to the Agent and the Lenders hereunder are to continue in full force and effect until the final payment in full to the Lenders and the Agent of all Obligations. Any delay, or omission by the Agent or any of the Lenders to exercise any right hereunder or under any of the other Loan Documents shall not be deemed a waiver thereof, or be deemed a waiver of any other right, unless such waiver shall be in writing and signed by the Agent. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

         SECTION 4.10. No Marshalling. Notwithstanding the Agent's security interest in the Collateral and to the extent that the Obligations are now or hereafter secured by any assets or property other than the Collateral or by the guarantee, endorsement, assets or property of any other person, the Agent shall have the right in its sole discretion to determine which rights, liens, security interests or remedies the Agent shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of them, or any of the Agent's and/or the Lenders' rights hereunder or under any of the other Loan Documents.

         SECTION 4.11. Credit Balances. Any balances to the credit of the Borrower and any other property or assets of the Borrower in the possession or control of the Agent and/or the Lenders may be held by the Agent as security for any Obligations and applied in whole or partial satisfaction of such Obligations when due. The security interests granted herein, and any other Lien the Agent and/or the Lenders may have in any other assets of the Borrower, shall secure payment and performance of all now existing and future Obligations.

                                    ARTICLE V

                         Representations and Warranties

         The Borrower represents and warrants to the Lenders that:

         SECTION 5.01. Organization; Powers. The Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted. Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the Borrower is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, or where the failure to so qualify would have a material adverse effect on the ability of the Borrower to enforce collection of Trade Accounts Receivable due from customers residing in that jurisdiction.

         SECTION 5.02. Authorization; Enforceability. This Financing Agreement, the other Loan Documents to which the Borrower is a party, and the transactions contemplated to occur hereunder and thereunder are within the Borrower's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Financing Agreement and each such Loan Document has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

         SECTION 5.03. Governmental Approvals; No Conflicts. The transactions contemplated to occur under this Financing Agreement and under the other Loan Documents to which the Borrower is a party (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower other than Liens in favor of the Agent.

         SECTION 5.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Agent its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended July 3, 1999, reported on by Ernst & Young, independent public accountants, the fiscal quarter ended October 2, 1999, the fiscal quarter ended January 1, 2000, and the fiscal quarter ended April 1, 2000, as filed on Forms 10-K and 10-Q, respectively with the Securities and Exchange Commission, and certified by an Authorized Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of quarterly statements.

                  (b) Since April 1, 2000, there has been no Material Adverse Change.

         SECTION 5.05. Properties. (a) The Borrower has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for the Permitted Encumbrances and minor defects or encumbrances in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

                  (b) The Borrower owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

                  (c) As of the Closing Date, the information contained in Annex II to this Financing Agreement is true and correct in all respects.

         SECTION 5.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Financing Agreement or the transactions contemplated to occur hereunder.

                  (b) Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the Borrower (i) has not failed to comply with any Environmental Law or to obtain, maintain or comply with any material and necessary permit, license or other approval required under any Environmental Law, (ii) has not become subject to any Environmental Liability, (iii) has not received notice of any claim with respect to any Environmental Liability or (iv) does not know of any basis for any Environmental Liability.

         SECTION 5.07. Compliance with Laws and Agreements. The Borrower is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

         SECTION 5.08. Investment and Holding Company Status. The Borrower is not (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

         SECTION 5.09. Taxes. The Borrower has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

         SECTION 5.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount which could reasonably be expected to result in a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No.
87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount which could reasonably be expected to result in a Material Adverse Effect.

         SECTION 5.11. Disclosure. The Borrower has disclosed to the Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

                  SECTION 5.12. Security Interest. (a) Each Loan Document that purports to create or grant in favor of the Agent a security interest in or other Lien on any property creates and grants to the Agent, for the benefit of the Lenders, a legal and valid security interest in or other Lien on the collateral identified therein. Such security interest or Lien will be a perfected and, except as permitted hereby or by such Loan Document, first priority security interest in or Lien on the collateral identified in such Loan Document upon the filing of the financing statements in the filing offices, the recording of such agreement or another instrument in the recording offices, or the delivery of possession of a certificate or other writing to the Agent or its designees, in each case as provided herein or in such Loan Document. Such collateral or property is not subject to any other Liens whatsoever, except as permitted by Section 7.02.

                  (b) Each of the Collateral Assignment of Shareholder Note and the Collateral Assignment of Shareholder Mortgage is effective to create in favor of the Agent, for the benefit of the Lenders, a legal and valid assignment of and security interest in, all right, title and interest of the Borrower in the promissory notes and other agreements assigned thereby, and when (i) financing statements in appropriate form are filed in the appropriate offices,
(ii) all Collateral thereunder, the possession of which is required to lawfully perfect a security interest therein, is in the possession of the Agent, and
(iii) the Collateral Assignment of Shareholder Mortgage is recorded in the Office of the Clerk of Rio Blanco County, State of Colorado, the Collateral Assignment of Shareholder Note and the Collateral Assignment of Shareholder Mortgage shall constitute fully perfected Liens on, and security interest in, all right, title and interest of the Borrower in such promissory notes and other agreements assigned thereby, in each case prior and superior in right to any other Person.

         SECTION 5.13. Use of Proceeds. All proceeds of the Term Loan shall be used to refinance existing Indebtedness under the Old Credit Agreement. No part of the proceeds of the Term Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations U and X.

         SECTION 5.14. Subsidiaries. As of the Closing Date, the following are the exact names and respective countries of incorporation of each Subsidiary:
Cannondale Europe B.V. - Netherlands; Cannondale Japan K.K. - Japan; Cannondale Australia Pty Limited - Australia; and Cannondale FSC, Inc. - Barbados. As of the Closing Date, all of the outstanding shares of Capital Stock and each Subsidiary are owned beneficially and of record directly by the Borrower free and clear of all Liens. All of the issued and outstanding shares of Capital Stock of such Subsidiaries have been validly issued and are fully paid and nonassessable. There are no outstanding debt or equity securities of the Borrower or any of its Subsidiaries and no outstanding obligations of the Borrower or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Borrower or any of its Subsidiaries, or other obligations of any Subsidiary to issue, directly or indirectly, any shares of Capital Stock of any Subsidiary of the Borrower other than the Warrants, the Rights Agreement dated December 22, 1997 between the Borrower and BankBoston, N.A. as Rights Agent and the Borrowers employee stock option plans in existence as of the date hereof.

         SECTION 5.15 Solvency. After giving effect to the transactions contemplated by this Financing Agreement and the Working Capital Loan Agreement and before and after giving effect to the Term Loan and each Loan (as defined in the Working Capital Loan Agreement), the Borrower is, and the Borrower and its Subsidiaries taken as a whole are, Solvent.

         SECTION 5.16. Permits, Etc. The Borrower possesses all material licenses, permits, approvals and consents, including, without limitation, all environmental, health and safety licenses, permits, approvals and consents (collectively, "Permits") of all Federal, state and local governmental authorities as required to conduct properly its business, each such Permit is and will be in full force and effect, and the Borrower is in compliance in all material respects with all such Permits, and no event (including, without limitation, any violation of any law, rule or regulation) has occurred which allows the revocation or termination of any such Permit or any restriction thereon, except where non-compliance or such revocation or termination, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                                   ARTICLE VI

                              Affirmative Covenants

         Until the Commitments have expired or been terminated, the principal of and interest on the Term Loan and all other Obligations shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

         SECTION 6.01. Financial Statements, Projections, Borrowing Base Certificates and Other Information. The Borrower will furnish to the Agent:

                  (a) as soon as available but in any event within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet, consolidating balance sheet and related audited consolidated and consolidating statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

                  (b) as soon as available but in any event within 45 days after the end of the first, second and third Fiscal Quarters and within 90 days after the fourth Fiscal Quarter, the Borrower's consolidated balance sheet, consolidating balance sheet and consolidated and consolidating related statements of operations, stockholders' equity and cash flows as of the end of and for such Fiscal Quarter, and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by an Authorized Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

                  (c) as soon as available but in any event within 30 days after the end of each of the first eleven fiscal months of the Borrower (except for the third fiscal month of each of the first three Fiscal Quarters, which shall be within 45 days after the end of each such fiscal month) and within 90 days after the end of the last fiscal month of the Borrower, its consolidated balance sheet, consolidating balance sheet and related consolidated and consolidating statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal month, and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by an Authorized Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

                  (d) concurrently with any delivery of financial statements under clause (a), (b) or (c) above, a certificate of an Authorized Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations (A) in the case of quarterly financial statements, of the Fixed Charge Coverage Ratio for the period of four Fiscal Quarters then ended and (B) demonstrating compliance with Sections 7.09 through and including 7.15 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in clause (a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

                  (e) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines), together with a copy of such accounting firm's "management letter", if any;

                  (f) promptly after the same become publicly available, copies of all periodic and other reports, financial statements, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be, and copies of all material notices or other information sent by the Borrower to, or received by the Borrower from, the holder of any Material Indebtedness of the Borrower;

                  (g) no later than ten (10) days prior to the end of each Fiscal Year, the Borrower's forecasted consolidated balance sheet, consolidating balance sheet and related consolidated statements of operations, stockholders' equity and cash flows (all prepared on a consistent basis with the Borrower's historical consolidated financial statements) together with appropriate supporting details and a statement of underlying assumptions for the forthcoming Fiscal Year, prepared on a month-by-month basis;

                  (h) (i) on Monday of each week (or on the next Business Day, if such Monday is not a Business Day) (x) a report of the Borrower's sales, collections, debit and credit adjustments for the preceding week, such report to contain such level of detail and to otherwise be in such scope, form and substance as the Agent may reasonably require, (y) a Borrowing Base Certificate (as defined in the Working Capital Loan Agreement) as of the last day of the preceding week, which Borrowing Base Certificate shall reflect the Borrower's total Eligible Inventory (as defined in the Working Capital Loan Agreement) as of the last day of such preceding week and (z) a reconciliation to the Trade Accounts Receivable outstanding as of the prior Monday (or the next Business Day of the prior week, if such prior Monday is not a Business Day), and (ii) within fifteen (15) days after the end of each month, a Borrowing Base Certificate (as defined in the Working Capital Loan Agreement) as of the last day of such month, together with a report, in form and substance, and in such detail, as shall be satisfactory to the Agent, of (w) the amount and value, by location, of the Inventory as of the end of such month, (x) an aging of the Trade Accounts Receivable as of the end of such month, (y) an aging of the Borrower's accounts payable as of the end of such month, and (z) a work-up of Trade Accounts Receivable deemed ineligible under the Working Capital Loan Agreement and Inventory deemed ineligible under the Working Capital Loan Agreement as of the end of such month;

                  (i) no later than five (5) days after the giving or receipt thereof, a copy of each notice or other communication sent or received by the Borrower pursuant to any of the Diamond M Ranch Loan Documents; and

                  (j) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Financing Agreement, as the Agent or any Lender may reasonably request.

         SECTION 6.02. Notices of Material Events. The Borrower will furnish to the Agent and each Lender prompt written notice of the following:

                  (a) the occurrence of any Default;

                  (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

                  (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

                  (d) the receipt of any material notice or other communication from the Securities Exchange Commission;

                  (e) the occurrence of any event which constitutes or, with the lapse of time or the giving of notice or both, would constitute a default or event of default under, or a breach of any of its obligations thereunder by any party (other than the Agent and the Working Capital Loan Agent) to, any of the Diamond M Ranch Loan Documents; and

                  (f) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

         Each notice delivered under this Section shall be accompanied by a statement of an Authorized Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

         SECTION 6.03. Existence; Conduct of Business. The Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, Permits, privileges and franchises material to the conduct of its business.

         SECTION 6.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

         SECTION 6.05. Maintenance of Properties; Insurance. The Borrower will maintain insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to their properties (including all real properties leased or owned by them) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Agent. All policies covering the Collateral other than the Diamond M Ranch Collateral are to be made payable to the Working Capital Loan Agent for the benefit of the Working Capital Loan Lenders and the Lenders, as their respective interests may appear, in case of loss, under a standard non-contributory "lender" or "secured party" clause and are to contain such other provisions as the Agent may require to fully protect the Lenders' interest in such Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to the Working Capital Loan Agent, with the loss payable and additional insured endorsement in favor of the Working Capital Loan Agent and the Agent, and shall provide for not less than 30 days' prior written notice to the Working Capital Loan Agent and the Agent of the exercise of any right of cancellation. If the Borrower fails to maintain such insurance, the Agent may, if the Working Capital Loan Agent has not done so, arrange for such insurance, but at the Borrower's expense and without any responsibility on the Agent's part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence of an Event of Default, the Agent shall have the right, in the name of the Lenders, the Borrower and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

         SECTION 6.06. Books and Records; Inspection Rights. The Borrower will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will permit any representatives designated by the Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. If the Borrower reasonably believes that any material interests of the Borrower or any of its Subsidiaries relating to any non-public, confidential or proprietary information which could become available to the Agent or any Lender during the course of such inspections or such discussions are not adequately protected by any then existing confidentiality agreements entered into by the Agent and such Lender with respect to the Borrower and its Subsidiaries, then any such visit and examination or discussions shall be performed in compliance with reasonable and customary security procedures mutually agreeable to the Agent and the Lenders, as applicable, and the Borrower.

         SECTION 6.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders (including, without limitation, all Environmental Laws), such compliance to include, without limitation, (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and (ii) paying all lawful claims which if unpaid might become a Lien or charge upon any of its properties, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof, except where any single failure to do so, or any series of failures to do so, could not reasonably be expected to result in a Material Adverse Effect.

         SECTION 6.08. Notarial Deed of Pledge; Foreign Counsel Opinions.

                  (a) As soon as possible, and in any event no later than thirty
(30) days from the Closing Date, the Borrower shall execute and deliver and cause to be recorded with the appropriate recording office under the laws of the Netherlands a notarial Deed of Pledge by the Borrower in favor of the Agent pledging to the Agent for the benefit of the Lenders certain Pledged Stock issued by Cannondale Europe B.V., and shall take all such other steps within such period as shall be necessary or requested by the Agent to, grant, perfect and establish the first priority of a legal and enforceable security interest in favor of the Agent in such Pledged Stock.

                  (b) As soon as possible, and in any event no later than thirty
(30) days after the Closing Date, the Borrower shall deliver to the Agent, or cause to be delivered to the Agent, opinions from the legal counsel to each of Cannondale Europe B.V. and Cannondale Japan K.K., in form and substance satisfactory to the Agent.

         SECTION 6.09. Further Assurances. The Borrower will take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as the Agent may require from time to time in order (i) to carry out more effectively the purposes of this Financing Agreement and the other Loan Documents, (ii) to subject to valid and perfected Liens any of the Collateral or any other property of the Borrower and its Subsidiaries, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto the Agent the rights now or hereafter intended to be granted to the Agent and the Lenders under this Financing Agreement or any other Loan Document.

         SECTION 6.10. Change in Collateral; Collateral Records. The Borrower will (i) give the Agent not less than 30 days' prior written notice of any change in the location of any Collateral, other than to locations set forth on Annex II and with respect to which the Agent has filed financing statements and otherwise fully perfected its Liens thereon, (ii) advise the Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon and (iii) execute and deliver to the Agent for the benefit of the Lenders from time to time, solely for the Agent's convenience in maintaining a record of Collateral, such written statements and schedules as the Agent may reasonably require, designating, identifying or describing the Collateral.

         SECTION 6.11. Landlord Waivers; Collateral Access Agreements. The Borrower will obtain at the time the Borrower enters into a lease for real property not occupied on the Closing Date or delivers possession of Collateral to Persons that did not have possession of Collateral on the Closing Date a landlord's waiver from the landlord of such real property (which waiver may be contained in such lease) or a collateral access agreement from the Person that has possession of such Collateral, in form and substance reasonably satisfactory to the Agent.

         SECTION 6.12. End of Fiscal Year; End of Fiscal Quarter. The Borrower will cause each of its: (a) fiscal years and fourth fiscal quarter to end on the same day on or within seven calendar days of June 30, and (b) first three fiscal quarters to end on the same day on or within seven calendar days of September 30, December 31 and March 31, determined in a manner consistent with past practices of the Borrower.

         SECTION 6.13. New Subsidiaries. The Borrower shall give the Agent and the Lenders not less than thirty (30) days prior written notice of the Borrower's intention, to create or acquire a Subsidiary. In connection with any establishment, creation or acquisition of any Subsidiary, it is understood that the Required Lenders may require that (a) any such new Subsidiary execute and deliver to the Agent promptly, and in any event within three (3) days after such establishment, creation or acquisition thereof a guaranty, in form and substance satisfactory to the Agent, a security agreement in form and substance satisfactory to the Agent and such other agreements, instruments and other documents reasonably requested by the Agent; (b) each owner of the Capital Stock or other equity interests of any such Subsidiary execute and deliver promptly, and in any event within three (3) days after such establishment, creation or acquisition thereof, (i) a pledge agreement in form and substance satisfactory to the Agent, (ii) certificates evidencing such capital stock or other equity interests of such Subsidiary, (iii) undated stock powers or other appropriate instruments of assignment executed in blank with signature guaranteed and (iv) such other agreements, instruments and other documents reasonably requested by the Agent; and (c) the Borrower and the Subsidiaries to execute and deliver such other agreements, instruments or other documents (including, without limitation, an amendment to this Agreement modifying the provisions of Articles VI, VII, IX and X), and to take such other action, as the Agent or the Required Lenders may request. This Section 6.13 shall not be deemed to modify any provision of Article IX or to permit the acquisition of any Subsidiary or any other action not permitted hereunder.

                                   ARTICLE VII

                   Negative Covenants and Financial Covenants

         Until the Commitments have expired or terminated, the principal of and interest on the Term Loan and all fees payable hereunder have been paid in full and all other Obligations paid in full, the Borrower covenants and agrees with the Lenders that:

         SECTION 7.01. Indebtedness. The Borrower will not create, incur, assume or permit to exist any Indebtedness, except:

                  (a) Indebtedness created hereunder;

                  (b) Indebtedness existing on the date hereof and set forth in
Schedule 7.01, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

                  (c) Indebtedness of the Borrower to any Subsidiary, provided that such Indebtedness is (i) unsecured, (ii) subordinated in right of payment to the prior payment and satisfaction in full in cash of the Obligations and
(iii) incurred on terms and conditions satisfactory to the Agent;

                  (d) Indebtedness of the Borrower arising under (i) that certain Letter of Comfort dated February 17, 2000 executed by the Borrower in favor of ABN AMRO Bank N.V. in respect of the Indebtedness owing to such bank by Cannondale Europe B.V., a Subsidiary organized under the laws of Netherlands, and (ii) that certain Guarantee Agreement dated August 7, 1992 executed by the Borrower in favor of The Dai-Ichi Kangyo Bank, Ltd. in respect of the Indebtedness owing to such bank by Cannondale Japan K.K., a Subsidiary organized under the laws of Japan, and any extension, renewal or replacement of such Letter of Comfort or Guarantee Agreement, provided that the terms of any such extension, renewal or replacement do not materially differ from the terms contained in the original Letter of Comfort or Guarantee Agreement, and provided further that the principal amount of the revolving Indebtedness of the relevant Subsidiary is not increased beyond the maximum amount originally incurred by it, and the principal amount of the term Indebtedness of the relevant Subsidiary is not increased beyond the unpaid principal balance thereof outstanding on the date of such extension, renewal or replacement;

                  (e) Indebtedness of the Borrower arising under that certain Vendor Agreement dated as of February 11, 1999 between the Borrower and Deutsche Financial Services Corporation, and any extension or renewal of such Vender Agreement, provided that the terms of such extension or renewal do not materially differ from the terms contained in the original Vender Agreement;

                  (f) Indebtedness of the Borrower incurred to finance the acquisition, construction or improvement of any real property or fixed or capital assets, including pursuant to Capital Leases, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed $3,000,000 at any time outstanding;

                  (g) Indebtedness consisting of Hedging Obligations which are incurred to protect the Borrower against fluctuations in currency values and which are for bona fide business purposes and are not speculative, provided that, the aggregate notional amount of such Indebtedness shall not exceed $8,000,000 at any time;

                  (h) Indebtedness outstanding under the Term Loan made under the Working Capital Loan Agent, reduced by scheduled payments and prepayments of principal as set forth in the Working Capital Loan Agreement as in effect on the date hereof;

                  (i) Indebtedness outstanding under the Revolving Loans made under the Working Capital Loan Agreement, in an amount not to exceed the lesser of $45,000,000 and the maximum amount available under the Revolving Line of Credit thereunder, provided, that an unintentional borrowing by the Borrower of Revolving Loans under the Working Capital Loan Agreement in excess of the then existing Availability thereunder shall not constitute a violation of this
Section 7.01 if such excess is repaid within three (3) days after the Borrower obtains knowledge or receives notice thereof and such non-compliance by the Borrower with the Working Capital Loan Agreement does not then constitute a Default or Event of Default thereunder; and

                  (j) unsecured Indebtedness, the payment of which is subordinated to the prior payment and satisfaction in full, in cash, of all Obligations, provided that the terms and conditions governing such Indebtedness (including, without limitation, the amortization terms, if any) are satisfactory to the Agent and the holder of such Indebtedness and the Agent, on behalf of the Lenders, shall have entered into a subordination agreement containing terms and conditions satisfactory to the Agent.

         SECTION 7.02. Liens. The Borrower will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

                  (a) Permitted Encumbrances;

                  (b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 7.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

                  (c) Liens on fixed or capital assets acquired, leased, constructed or improved by the Borrower; provided that (i) such Liens secure Indebtedness permitted by clause (f) of Section 7.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed ninety percent (90%) of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Borrower;

                  (d) Liens in favor of the Working Capital Loan Agent to secure Indebtedness permitted pursuant to Section 7.01(h) and Section 7.01(i); and

                  (e) Liens in favor of the Agent.

         SECTION 7.03. Fundamental Changes. (a) The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its property or assets, including any of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve; provided, however, that the Borrower may (i) sell Inventory in the ordinary course of its business consistent with past practice; and (ii) sell or otherwise dispose of, for cash at the fair market value thereof, Equipment no longer used or useful in the conduct of its business and other Equipment, so long as the fair market value of all such Equipment does not exceed, in the aggregate, $100,000 during any such Fiscal Year and the Net Cash Proceeds received in connection with any such sale or other disposition of Equipment are applied as provided in Section 3.03(a).

                  (b) The Borrower will not engage to any material extent in any business other than businesses of the type conducted by the Borrower on the date of execution of this Agreement and businesses reasonably related thereto.

                  (c) Without the prior written consent of the Agent, the Borrower will not consent to any amendment or other modification of any of the Working Capital Loan Agreement and the other Working Capital Loan Documents resulting in (i) an increase in the principal amount of the Term Loan (as defined in the Working Capital Loan Agreement), (ii) an increase in the amount of the Revolving Line of Credit (as defined in the Working Capital Loan Agreement), (iii) an increase in the amount of the Letter of Credit Sub-Line (as defined in the Working Capital Loan Agreement), (iv) a change in any scheduled payment or prepayment of the Term Loan (as defined in the Working Capital Loan Agreement), (v) an increase in any interest rate applicable to the Working Capital Loan Obligations, or (vi) the addition of new financial covenants or the change of existing financial covenants so that such financial covenants are less favorable to the Borrower.

                  (d) Without the prior written consent of the Agent, the Borrower will not (i) consent to any amendment or other modification of any of the provisions of any Indebtedness (other than the Working Capital Loan Obligations) of the Borrower or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment or modification would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, or would change the subordination provision, if any, of such Indebtedness, or would otherwise be adverse to the issuer of such Indebtedness in any respect, (ii) make any voluntary or optional payment, prepayment, redemption or other acquisition for value of any Indebtedness (other than the Working Capital Loan Obligations), or, except to the extent permitted by Section 7.01, refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness, or make any prepayment, redemption or repurchase of any outstanding Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing, or (iii) amend or otherwise modify its certificate of incorporation or bylaws, including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Capital Stock (including any shareholders' agreement), or enter into any new agreement with respect to any of its Capital Stock.

                  (e) Without the prior written consent of the Agent, the Borrower will not permit any Subsidiaries of the Borrower to issue or sell or enter into any agreement or arrangement for the issuance and sale of any shares of its Capital Stock, any securities convertible into or exchangeable for its Capital Stock or any warrants.

         SECTION 7.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not purchase, hold or acquire (including pursuant to any merger with any Person) any Capital Stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

                  (a) Permitted Investments;

                  (b) endorsements of instruments for collection or deposit, in the ordinary course of the Borrower's business;

                  (c) loans and advances in existence on the Closing Date in the aggregate principal amount of $13,250,000 made by the Borrower to employees of the Borrower or to employees of its Subsidiaries, but not any refinancing or refunding of any such loans or advances; provided, however, that the agreement to defer the payment in cash of, and the addition instead to the principal amount of the Montgomery Debt of, an amount equal to the sum of (i) the aggregate amount of interest on the principal amount of the Montgomery Debt which is past due and owing as of the Closing Date plus (ii) the amount of interest scheduled to be paid on August 1, 2000 on such principal amount, shall not be a violation of this clause (c);

                  (d) loans and advances made by the Borrower to employees of the Borrower or to employees of its Subsidiaries (other than loans and advances described in clause (c) above), provided that (i) each such loan or advance is made in the ordinary course of the Borrower's business and (ii) the principal amount of all such loans and advances outstanding at any one time shall not exceed (x) $500,000 at any time during the period from the Closing Date through the second anniversary thereof or (y) $750,000 at any time thereafter;

                  (e) guarantees constituting Indebtedness permitted by Section 7.01; and

                  (f) investments by the Borrower existing on the date hereof and identified on Schedule 7.04.

         SECTION 7.05. Restricted Payments. The Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that the Borrower may (i) issue the Warrant and comply with the terms thereof and (ii) declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its common stock.

         SECTION 7.06. Transactions with Subsidiaries and Affiliates. The Borrower will not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Subsidiaries and Affiliates, except (i) as otherwise permitted under Section 7.04 and (ii) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower than could be obtained on an arm's-length basis from unrelated third parties, provided, however, that the Borrower may sell Inventory from time to time to its Subsidiaries at prices less than prices charged to the Borrower's regular customers, so long as such prices to such Subsidiaries are
(x) consistent with past practices and (y) not less than the net book value of the Inventory sold.

         SECTION 7.07. Restrictive Agreements. The Borrower will not directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Capital Stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to guarantee Indebtedness of the Borrower or any other Subsidiary; provided that
(i) the foregoing shall not apply to restrictions and conditions imposed by law or by or in connection with this Agreement or the Working Capital Loan Documents, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 7.07 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and
(iv) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

         SECTION 7.08. Capital Expenditures. The Borrower will not make Capital Expenditures during any Fiscal Year in an aggregate amount in excess of (i) $6,000,000 during the Fiscal Year ending in June, 2001, (ii) $6,000,000 during the Fiscal Year ending in June, 2002 or (iii) $8,000,000 during any Fiscal Year thereafter.

         SECTION 7.09. Net Worth. The Borrower shall maintain at all times during and as of the end of each fiscal month set forth in subsections (a) through (o) below, and during and as of the end of each Fiscal Quarter set forth in subsections (p) through (x) below a Net Worth of not less than the amount set forth below opposite such fiscal month or Fiscal Quarter. For purposes of calculating the Borrower's compliance with this covenant, Net Worth shall exclude the unpaid principal balance of, and all accrued and unpaid interest on, the Montgomery Debt:

         Fiscal Month or Fiscal Quarter                        Minimum Net Worth
         (a)  June 2000                                            $27,400,000

         (b)  July 2000                                             25,200,000

         (c)  August 2000                                           23,465,000

         (d)  September 2000                                        23,900,000

         (e)  October 2000                                          24,125,000

         (f)  November 2000                                         24,135,000

         (g)  December 2000                                         25,250,000

         (h)  January 2001                                          25,230,000

         (i)  February 2001                                         25,425,000

         (j)  March 2001                                            26,435,000

         (k)  April 2001                                            26,955,000

         (l)  May 2001                                              27,900,000

         (m)  June 2001                                             29,265,000

         (n)  July 2001                                             29,265,000

         (o)  August 2001                                           29,265,000

         (p)  Fiscal Quarter ending in September 2001               33,450,000

         (q)  Fiscal Quarter ending in December 2001                36,085,000

         (r)  Fiscal Quarter ending in March 2002                   38,850,000

         (s)  Fiscal Quarter ending in June 2002                    42,145,000

         (t)  Fiscal Quarter ending in September 2002               44,865,000

         (u)  Fiscal Quarter ending in December 2002                49,165,000

         (v)  Fiscal Quarter ending in March 2003                   53,750,000

         (w)  Fiscal Quarter ending in June 2003                    59,035,000

         (x) Fiscal Quarter ending in September 2003, and each Fiscal Quarter thereafter, a Net Worth in an amount equal to $59,035,000 plus fifty per cent (50%) of Net Income for each Fiscal
              Quarter (to the extent Net Income for such Fiscal Quarter is positive), commencing with the Fiscal Quarter ending in June 2003

         SECTION 7.10. Fixed Charge Coverage Ratio. The Borrower shall have a Fixed Charge Coverage Ratio, as of the end of each period of twelve consecutive fiscal months ending on the last day of the fiscal month set forth below, of not less than the ratio set forth below opposite such fiscal month:

                                                            Minimum Fixed Charge
         Twelve Fiscal Months Ending                        Coverage Ratio
         (a)  July 2000                                            .20 to 1.00

         (b)  August 2000                                          .20 to 1.00

         (c)  September 2000                                       .35 to 1.00

         (d)  October 2000                                         .35 to 1.00

         (e)  November 2000                                        .35 to 1.00

         (f)  December 2000                                        .55 to 1.00

         (g)  January 2001                                         .55 to 1.00

         (h)  February 2001                                        .55 to 1.00

         (i)  March 2001                                           .80 to 1.00

         (j)  April 2001                                           .80 to 1.00

         (k)  May 2001                                             .80 to 1.00

         (l)  June 2001                                           1.00 to 1.00

         (m)  September 2001                                      1.00 to 1.00

         (n)  December 2001                                       1.10 to 1.00

         (o)  March 2002                                          1.15 to 1.00

         (p)  June 2002                                           1.20 to 1.00

         (q)  September 2002                                      1.25 to 1.00

         (r)  December 2002                                       1.25 to 1.00

         (s)  March 2003                                          1.30 to 1.00

         (t)  June 2003, and each fiscal month                    1.30 to 1.00
              thereafter, in each case together
              with the 11 preceding fiscal months

         SECTION 7.11 Consolidated Fixed Charge Coverage Ratio. The Borrower shall have, on a consolidated basis with its consolidated Subsidiaries, a Fixed Charge Coverage Ratio, as of the end of each period of twelve consecutive fiscal months ending on the last day of the fiscal month set forth below, of not less than the ratio set forth below opposite such period:

                                                     Minimum Consolidated Fixed
         Twelve Fiscal Months Ending In              Charge Coverage Ratio
         (a)  June 2000                                        .60 to 1.00

         (b)  July 2000                                        .60 to 1.00

         (c)  August 2000                                      .60 to 1.00

         (d)  September 2000                                   .65 to 1.00

         (e)  October 2000                                     .65 to 1.00

         (f)  November 2000                                    .65 to 1.00

         (g)  December 2000                                    .75 to 1.00

         (h)  January 2001                                     .75 to 1.00

         (i)  February 2001                                    .75 to 1.00

         (j)  March 2001                                       .90 to 1.00

         (k)  April 2001                                       .90 to 1.00

         (l)  May 2001                                         .90 to 1.00

         (m)  June 2001, and each fiscal month                1.00 to 1.00
               thereafter, in each case together
               with the 11 preceding fiscal
               months

         SECTION 7.12. EBITDA. The Borrower shall have EBITDA as of the end of each period of four consecutive Fiscal Quarters set forth below of not less than the amount set forth below opposite such period:

         Four Fiscal Quarters Ending In                           Minimum EBITDA
         (a)  September 2000                                        $ 4,750,000

         (b)  December 2000                                           7,250,000

         (c)  March 2001                                             11,250,000

         (d)  June 2001                                              17,000,000

         (e)  September 2001                                         18,000,000

         (f)  December 2001                                          21,500,000

         (g)  March 2002                                             23,500,000

         (h)  June 2002, and each Fiscal 25,000,000
              Quarter thereafter, in each case
              together with the three preceding
              Fiscal Quarters

         SECTION 7.13. Adjusted EBITDA. The Borrower shall have Adjusted EBITDA, as of the end of each period of four consecutive Fiscal Quarters set forth below, of not less than the amount set forth below opposite such period:

         Four Fiscal Quarters Ending In                Minimum Adjusted EBITDA
         (a)  September 2000                                  $11,580,000

         (b)  December 2000                                    12,000,000

         (c)  March 2001                                       11,915,000

         (d)  June 2001                                        13,380,000

         (e)  September 2001                                   13,370,000

         (f)  December 2001                                    12,290,000

         (g)  March 2002                                       12,100,000

         (h)  June 2002                                        11,325,000

         (i)  September 2002                                   11,400,000

         (j)  December 2002                                    11,515,000

         (k)  March 2003                                       11,675,000

         (l)  June 2003, and each Fiscal Quarter               12,065,000
              thereafter, in each case together
              with the three preceding Fiscal
              Quarters

         SECTION 7.14. Senior Leverage Ratio. The Borrower shall have a Senior Leverage Ratio, as of the end of each period of four consecutive Fiscal Quarters set forth below, of not greater than the ratio set forth below opposite such period:

         Four Fiscal Quarters Ending In                   Maximum Senior Leverage Ratio
         (a)  September 2000                                           12.50 to 1.00

         (b)  December 2000                                             8.50 to 1.00

         (c)  March 2001                                                6.50 to 1.00

         (d)  June 2001                                                 3.00 to 1.00

         (e)  September 2001                                            2.50 to 1.00

         (f)  December 2001                                             2.25 to 1.00

         (g)  March 2002                                                2.00 to 1.00

         (h)  June 2002                                                 1.75 to 1.00

         (i)  September 2002                                            1.50 to 1.00

         (j)  December 2002                                             1.25 to 1.00

         (k)  March 2003                                                1.00 to 1.00

         (l)  June 2003, and each Fiscal Quarter                         .75 to 1.00

              thereafter, in each case together
              with the three preceding Fiscal
              Quarters

         SECTION 7.15. Availability. The Borrower's average Availability (as defined in the Working Capital Loan Agreement) for the 30 or 31 day period (or 28 day period, in the case of the month of February) ending at the end of each month shall not be less than $1,500,000.

         SECTION 7.16. Environmental. The Borrower will not permit the use, handling, generation, storage, treatment, release or disposal of Hazardous Materials at any property owned or leased by the Borrower or any of its Subsidiaries except in compliance with Environmental Laws and so long as such use, handling, generation, storage, treatment, release or disposal of Hazardous Materials does not result in a Material Adverse Effect.

         SECTION 7.17. ERISA. The Borrower will not permit to occur an ERISA Event that, alone or together with any other ERISA Events that have occurred, would have a Material Adverse Effect.

                                  ARTICLE VIII

                           INTEREST, FEES AND EXPENSES

         SECTION 8.01. Interest.

                  (a) Loans. The Term Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until such principal amount becomes due, at a rate per annum equal to the Base Rate plus 6%. Interest on the Term Loan shall be payable monthly, in arrears, on the first day of each month, commencing on the first day of the month following the month in which the Term Loan is made and at maturity (whether upon demand, by acceleration or otherwise) as follows: the amount of such interest consisting of interest at the Base Rate plus 3% shall be payable in cash and the amount of such interest consisting of interest at 3% shall be payable by capitalizing such interest and adding it to the outstanding principal of the Term Loan. Such capitalized interest shall bear interest in accordance with this paragraph (a) as though such capitalized interest constituted a part of the Term Loan made by such Lender to the Borrower.

                  (b) Default Interest. To the extent permitted by law, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, the Term Loan, and all fees, indemnities or any other Obligations of the Borrower under this Agreement, the Term Notes, and the other Loan Documents shall bear interest, from the date such Event of Default occurs until such Event of Default is cured or waived in writing, at a rate per annum equal at all times to the Default Rate. Interest at the Default Rate shall be payable on demand.

                  (c) General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

         SECTION 8.02. Reimbursement of Out-of-Pocket Expenses; Fees. The Borrower shall reimburse or pay the Agent, as the case may be, for: (a) all Out-of-Pocket Expenses and (b) any applicable Documentation Fee.

         SECTION 8.03. Closing Fee. On the Closing Date, the Borrower shall pay to the Agent for the account of the Lenders a nonrefundable closing fee (the "Closing Fee") equal to $225,000 which shall be deemed fully earned when paid.

         SECTION 8.04. Commitment Fee. On or prior to the Closing Date, the Borrower shall pay to the Agent for the account of the Lenders a nonrefundable commitment fee (the "Commitment Fee") equal to $150,000 which shall be deemed fully earned when paid.

         SECTION 8.05. Anniversary Fee. The Borrower shall pay to the Agent for the account of the Lenders an anniversary fee (the "Anniversary Fee") equal to $150,000 payable on each anniversary of the Closing Date, which shall be deemed fully earned when paid.

         SECTION 8.06. Field Examination Fees. The Borrower shall pay the Agent's standard charges and fees for any personnel engaged or employed by the Agent for reviewing the books and records of the Borrower and for verifying, testing, protecting, safeguarding, preserving or disposing of all or any part of the Collateral (which fees shall be in addition to any Out-of-Pocket Expenses).

                                   ARTICLE IX

                                     POWERS

The Borrower hereby constitutes the Agent, or any Person the Agent may designate, as its attorney-in-fact, at the Borrower's cost and expense, to exercise all of the following powers, which being coupled with an interest, shall be irrevocable until all Obligations have been paid in full:

                  (a) To receive, take, endorse, sign, assign and deliver, all in the name of the Agent or the Borrower, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral;

                  (b) To receive, open and dispose of all mail addressed to the Borrower and to notify postal authorities to change the address for delivery thereof to such address as the Agent may designate;

                  (c) To request from customers indebted on Accounts at any time in the name of the Agent information concerning the amounts owing on the Accounts;

                  (d) To request from customers indebted on Accounts at any time, in the name of the Borrower, in the name of certified public accountant designated by the Agent or in the name of the Agent's designee, information concerning the amounts owing on the Accounts;

                  (e) To transmit to customers indebted on Accounts notice of the Agent's interest therein and to notify customers indebted on Accounts to make payment directly to the Agent for the Borrower's account; and

                  (f) To take or bring, in the name of the Agent or the Borrower, all steps, actions, suits or proceedings deemed by the Agent necessary or desirable to enforce or effect collection of the Accounts.

Notwithstanding anything hereinabove contained to the contrary, the powers set forth in (b), (c), (e) and (f) above may only be exercised after the occurrence and during the continuance of an Event of Default, or until such time as such Event of Default is waived in writing by the Agent.

                                    ARTICLE X

                         EVENTS OF DEFAULT AND REMEDIES

         SECTION 10.01 Events of Default. Each of the following shall be an Event of Default:

                  (a) the Borrower shall fail to pay any principal of the Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

                  (b) the Borrower shall fail to pay any interest on the Term Loan or any fee, other amount or other Obligation (other than an amount or Obligation referred to in clause (a) of this Section) payable under this Financing Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three days;

                  (c) any representation or warranty made or deemed made by or on behalf of the Borrower in or in connection with this Financing Agreement or any amendment or other modification hereof or waiver hereunder, or by or on behalf of the Borrower in any other Loan Document, or under any report, certificate, financial statement or other document furnished pursuant to or in connection therewith or any amendment or other modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

                  (d) (i) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.13, Article VI or
Article VII, (ii) Diamond M, LLC shall fail to observe or perform any covenant or agreement set forth in Section 8(a), 8(c) or 8(e) of the Diamond M, LLC Guaranty or Section 1.9 of the Diamond M Ranch Deed of Trust or (iii) Joseph S. Montgomery shall fail to observe or perform any covenant or agreement set forth in Section 8(a), 8(c) or 8(e) of the Montgomery Guaranty or Section 5(f), 5(g) or 5(h) of the Diamond M, LLC Pledge Agreement;

                  (e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section), or the Borrower, Diamond M, LLC or Joseph S. Montgomery shall fail to observe or perform any covenant, condition or agreement contained in any other Loan

Document, and such failure shall continue unremedied for a period of 30 days after the earlier of (i) the first date on which a Responsible Officer of the Borrower becomes aware of such failure and (ii) the date on which the Borrower receives notice thereof from the Agent;

                  (f) any event or condition occurs that results in (i) the Working Capital Loan Obligations, (ii) the Indebtedness secured by the CDA Mortgage, as defined in the Mortgages described in clause (i) of the defined term Mortgages, (iii) the Indebtedness secured by the Prior Mortgage, as defined in the Mortgage described in clause (ii) of the defined term Mortgages, (iv) Indebtedness owing by the Borrower to any Subsidiary, or (v) any Material Indebtedness, in each case becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of Indebtedness described in clauses (i) through
(v), or any trustee or agent on its or their behalf to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof prior to its scheduled maturity;

                  (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, Diamond M, LLC, Joseph S. Montgomery or any Subsidiary or the debts of such Person, or of a substantial part of the assets of such Person, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestration, conservator or similar official for the Borrower, Diamond M, LLC, Joseph S. Montgomery or any Subsidiary or for a substantial part of the assets of such Person, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

                  (h) the Borrower, Diamond M, LLC, Joseph S. Montgomery or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestration, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the assets of such Person, (iv) file an answer admitting the material allegations of a petition filed against such Person in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

                  (i) the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

                  (j) one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof or against Diamond M, LLC or Joseph S. Montgomery and the same shall remain undischarged or unsatisfied for a period of 30 consecutive days during which execution shall not be effectively stayed or bonded pending appeal, or for which such judgment is not covered by insurance to an extent deemed adequate by the Agent, in its commercially reasonable judgment, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary or any of the Diamond M Ranch Collateral to enforce any such judgment;

                  (k) either of William Luca or Joseph S. Montgomery shall cease for any reason whatsoever to be actively engaged in the management of the Borrower's affairs, and such individual shall not have been replaced immediately thereafter, on an interim basis and within 150 days thereafter, on a permanent basis, in each case by the Board of Directors of the Borrower with an individual acceptable to the Required Lenders;

                  (l) an Event of Default (as defined in the Collateral Assignment of Shareholder Note) shall occur;

                  (m) an Event of Default (as defined in the Working Capital Loan Agreement) shall occur;

                  (n) any provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the Borrower, Diamond M, LLC or Joseph S. Montgomery or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Borrower, Diamond M, LLC or Joseph S. Montgomery or any Governmental Authority having jurisdiction over it, seeking to establish the invalidity or unenforceability thereof, or the Borrower, Diamond M, LLC or Joseph S. Montgomery shall deny in writing that such Person has any liability or obligation purported to be created under any Loan Document; or

                  (n) any Loan Document that purports to create or grant in favor of the Agent a Lien on any property or assets, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Agent for the benefit of the Lenders on any Collateral purported to be covered thereby;

         SECTION 10.02. Termination of Commitments; Acceleration. Upon the occurrence of any Event of Default (other than an Event of Default with respect to the Borrower described in clause (g) or (h) of Section 10.01), and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments and thereupon the Commitments shall terminate immediately, and (ii) declare the Term Loan and all other Obligations then outstanding to be due and payable in whole (or in part, in which case any principal or other Obligation not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Term Loan and all other Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. In case of any Event of Default with respect to the Borrower described in clause (g) or (h) of Section 10.01, the Commitments shall automatically terminate and the principal of the Term Loan then outstanding, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

                  SECTION 10.03. Exercise of Remedies. Immediately upon the occurrence of any Event of Default, the Agent may, to the extent permitted by law: (a) remove from any premises where same may be located any and all books and records, computers, electronic media and software programs associated with any Collateral (including any electronic records, contracts and signatures pertaining thereto), documents, instruments, files and records, and any receptacles or cabinets containing same, relating to the Accounts, or the Agent may use, at the Borrower's expense, such of the Borrower's personnel, supplies or space at the Borrower's places of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon; (b) bring suit, in the name of the Borrower or the Agent, and generally shall have all other rights respecting said Accounts, including without limitation the right to: accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on any Accounts and issue credits in the name of the Borrower or the Agent; (c) sell, assign and deliver the Collateral and any returned, reclaimed or repossessed Inventory, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at the Agent's sole option and discretion, and the Agent may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by the Borrower; (d) foreclose the security interests in the Collateral created herein or by the Loan Documents by any available judicial procedure, or to take possession of any or all of the Collateral, including any Inventory, Equipment and/or Other Collateral without judicial process, and to enter any premises where any Inventory and Equipment and/or Other Collateral may be located for the purpose of taking possession of or removing the same; and (e) exercise any other rights and remedies provided in law, in equity, by contract or otherwise. The Agent shall have the right, without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral, whether in its then condition or after further preparation or processing, in the name of the Borrower or the Agent, or in the name of such other party as the Agent may designate, either at public or private sale or at any broker's board, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such other terms and conditions as the Agent in its sole discretion may deem advisable, and the Agent shall have the right to purchase at any such sale. If any Inventory and Equipment shall require rebuilding, repairing, maintenance or preparation, the Agent shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory and Equipment in such saleable form as the Agent shall deem appropriate and any such costs shall be deemed an Obligation hereunder. The Borrower agrees, at the request of the Agent, to assemble the Inventory and Equipment and to make it available to the Agent at premises of the Borrower or elsewhere and to make available to the Agent the premises and facilities of the Borrower for the purpose of the Agent's taking possession of, removing or putting the Inventory and Equipment in saleable form. The Agent agrees to give the Borrower ten (10) days prior notice of intended disposition of any Collateral, and the Borrower agrees that ten (10) days prior notice shall constitute reasonable notification and full compliance with all applicable laws. The net cash proceeds resulting from the Agent's exercise of any of the foregoing rights, (after deducting all charges, costs and expenses, including reasonable attorneys' fees) shall be applied by the Agent to the payment of the Obligations, whether due or to become due, in such order as the Agent may elect, and the Borrower shall remain liable to the Agent for any deficiencies, and the Agent in turn agrees to remit to the Borrower or its successors or assigns, any surplus resulting therefrom. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative. The Borrower hereby indemnifies the Agent and holds the Agent harmless from any and all costs, expenses, claims, liabilities, Out-of-Pocket Expenses or otherwise, incurred or imposed on the Agent by reason of the exercise of any of its rights, remedies and interests hereunder, including, without limitation, from any sale or transfer of Collateral, preserving, maintaining or securing the Collateral, defending its interests in Collateral (including pursuant to any claims brought by the Borrower, the Borrower as debtor-in-possession, any secured or unsecured creditors of the Borrower, any trustee or receiver in bankruptcy, or otherwise), and the Borrower hereby agrees to so indemnify and hold the Agent harmless, absent the Agent's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. The foregoing indemnification shall survive termination of this Financing Agreement until such time as all Obligations (including the foregoing) have been finally and indefeasibly paid in full. In furtherance thereof the Agent, may establish such reserves for Obligations hereunder (including any contingent Obligations) as it may deem advisable in its reasonable business judgment.

                                   ARTICLE XI

                                    THE AGENT

         SECTION 11.01. Appointment. Each of the Lenders hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

         SECTION 11.02. Agent as a Lender. The financial institution serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such financial institution and its Affiliates may lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Agent hereunder.

         SECTION 11.03. Scope of Duties. The Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and (c) except as expressly set forth herein, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the financial institution serving as Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) or in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agent by the Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Financing Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants contained in this Financing Agreement or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Financing Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article II or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

         SECTION 11.04. Reliance. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

         SECTION 11.05. Sub-Agents. The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective directors, officers, employees, agents and advisors. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

         SECTION 11.06. Successors. Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, the Agent may resign at any time by notifying the Lenders, and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor from among the Lenders. If no successor shall have been so appointed by the Required Lenders or shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a financial institution with an office in New York, New York, or an Affiliate of any such financial institution, provided that such financial institution is a financial institution organized under the laws of the United States of America or any State thereof, and has a combined capital and surplus and undivided profits of not less than $100,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent's resignation hereunder, the provisions of this Article and Section 12.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective directors, officers, employees, agents and advisors in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

         SECTION 11.07. Independent Credit Analysis of Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Financing Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Financing Agreement, any related agreement or any document furnished hereunder or thereunder.

                                   ARTICLE XII

                                  MISCELLANEOUS

         SECTION 12.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

                 (a)      if to the Borrower, to it at:

                          Cannondale Corporation
                          16 Trowbridge Drive
                          Bethel, Connecticut 06801
                          Attn: William Luca
                          Fax No.: (203) 748-4218

                          With a copy to:

                          Kelley Drye & Warren LLP
                          2 Stamford Plaza
                          281 Tesser Boulevard - 14th Floor
                          Stamford, Connecticut 06901
                          Attn: John Capetta, Esq.
                          Fax No.: (203) 964-3188


                                     and

                 (b)      if to the Agent, to:


                          Ableco Finance LLC
                          450 Park Avenue
                          28th Floor
                          New York, New York  10022
                          Attn:  Kevin Genda
                          Fax No.: (212) 758-5305


                                    and

                 (c) if to any Lender, to its address (or telecopy number) as it may specify in writing to each other party hereto, from time to time.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Financing Agreement shall be deemed to have been given on the date of receipt.

         SECTION 12.02. Waivers; Amendments. (a) No failure or delay by the Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent, and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Financing Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of the Term Loan shall not be construed as a waiver of any Default, regardless of whether the Agent or any Lender may have had notice or knowledge of such Default at the time.

                  (b) Neither this Financing Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Agent with the consent of the Required Lenders, provided that no such agreement, unless it shall have been agreed to by all of the Lenders, shall: (a) amend the Financing Agreement so as to (i) increase the Commitment; (ii) reduce the interest rates; (iii) reduce or waive (x) any fees in which the Lenders share hereunder, or (y) the repayment of any Obligations due the Lenders; (iv) extend the maturity of the Obligations; or (v) alter or amend (x) this Section 12.02(b) or (y) the definitions of Collateral or Required Lenders, or (b) except as otherwise required in this Financing Agreement, release any guaranty or Collateral in excess of $500,000 during any year.

         SECTION 12.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Financing Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all amounts paid by the Agent which constitute indemnity payments under the Old Credit Agreement, and (iii) all reasonable out-of-pocket expenses incurred by the Agent or any Lender, including the reasonable fees, charges and disbursements of any counsel (including the allocated costs of internal counsel) for the Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Financing Agreement, including its rights under this Section, or in connection with the Term Loan made, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loan.

                  (b) The Borrower shall indemnify the Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Financing Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of transactions contemplated hereby, (ii) the Term Loan, or the use of the proceeds therefrom, (iii) any actual presence or release of Hazardous Materials from any property owned or operated by the Borrower or any of its Subsidiaries in violation of applicable Environmental Laws and resulting in Environmental Liability, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are deter- mined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

                  (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agent, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent in its capacity as such.

                  (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Financing Agreement or the transactions contemplated hereby, the Term Loan or the use of the proceeds thereof.

                  (e) All amounts due under this Section shall be payable promptly after written demand therefor.

                  SECTION 12.04. Assignments and Participations. (a) This Agreement and the Notes shall be binding upon and inure to the benefit of the Borrower and the Agent and each Lender and their respective successors and assigns; provided, however, that the Borrower may not assign or transfer any of their rights hereunder, or under the Notes, without the prior written consent of each Lender and any such assignment without the Lenders' prior written consent shall be null and void.

                  (b) Each Lender may, with the written consent of the Agent, assign to one or more other lenders or other entities (provided that no written consent of the Agent shall be required in connection with an assignment and delegation by a Lender to an Affiliate of such Lender) all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the portion of the Term Loan made by it, and the Notes held by it); provided, however, that (i) such assignment is in an amount which is at least $5,000,000 (except such minimum amount shall not apply to any Affiliate of a Lender or to any fund or account managed by a Lender) or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender's Commitment) and (ii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance, an Assignment and Acceptance, together with any Note subject to such assignment and such parties shall deliver to the Agent a processing and recordation fee of $5,000. Anything contained in this Section to the contrary notwithstanding, no consent of the Agent shall be required (and payment of any fees shall not be required) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender or the assignee is an Affiliate (other than individuals) of, or a fund, money market account, investment account or other account managed by, a Lender. Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the delivery thereof to the Agent (or such shorter period as shall be agreed to by the Agent and the parties to such assignment), (A) the assignee thereunder shall become a "Lender" hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights (except with respect to Section 12.03) and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

                           (i) By executing and delivering an Assignment and
Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (A) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (B) the assigning

Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of its Subsidiaries or the performance or observance by the Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (C) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (D) such assignee will, independently and without reliance upon the Assigning Lender, the Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (E) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (F) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

                           (ii) The Agent shall maintain, or cause to be
maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the portion of the Term Loan owing to each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

                           (iii) Upon its receipt of an Assignment and
Acceptance executed by an assigning Lender and an assignee, together with the Notes subject to such assignment, the Agent shall, if the Agent consents to such assignment and if such Assignment and Acceptance has been completed (i) accept such Assignment and Acceptance, (ii) give prompt notice thereof to the Borrower (other than in connection with an assignment to an Affiliate or Lender), (iii) record the information contained therein in the Register, and (iv) prepare and distribute to each Lender and the Borrower (other than in connection with an assignment to an Affiliate or Lender), a revised Annex 1 hereto after giving effect to such assignment, which revised Annex 1 shall replace the prior Annex 1 and become part of this Agreement.

                           (iv) A Registered Loan (and the Registered Note, if
any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each Registered Note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the Registered Note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the Registered Note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such Registered Note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new Registered Notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the Registered Note, if any evidencing the same), the Agent shall treat the Person in whose name such Registered Loan (and the Registered Note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.

                           (v) In the event that any Lender sells participations
in the Registered Loan, such Lender shall maintain a register on which it enters the name of all participants in the Registered Loans held by it (the "Participant Register"). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each Registered Note shall expressly so provide). Any participation of such Registered Loan (and the Registered Note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

                           (vi) Any foreign Person who purchases or is assigned
or participates in any portion of such Registered Loan shall provide the Agent (in the case of a purchase or assignment) or the Lender (in the case of a participation) with a completed Internal Revenue Service Form W-8 (Certificate of Foreign Status) or a substantially similar form for such purchaser, participant or any other affiliate who is a holder of beneficial interests in the Registered Loan.

         SECTION 12.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Financing Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Financing Agreement and the making of the Term Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Term Loan or any fee or any other amount payable under this Financing Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. Each provision contained in this Financing Agreement pursuant to which the Borrower indemnifies, or agrees to be liable for any loss suffered by, the Agent or any Lender, shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loan, the expiration or termination of the Commitments or the termination of this Financing Agreement or any provision hereof.

         SECTION 12.06. Counterparts; Integration; Effectiveness. This Financing Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Financing Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 2.01, this Financing Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Financing Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Financing Agreement.

         SECTION 12.07. Severability. Any provision of this Financing Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

         SECTION 12.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Financing Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Financing Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

         SECTION 12.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Financing Agreement shall be construed in accordance with and governed by the law of the State of New York.

                  (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Financing Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Financing Agreement shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Financing Agreement against the Borrower or its properties in the courts of any jurisdiction.

                  (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or here-after have to the laying of venue of any suit, action or proceeding arising out of or relating to this Financing Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                  (d) Each party to this Financing Agreement irrevocably consents to service of process in the manner provided for notices in Section
12.01. Nothing in this Financing Agreement will affect the right of any party to this Financing Agreement to serve process in any other manner permitted by law.

                  SECTION 12.10. WAIVER OF JURY TRIAL EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS FINANCING AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS FINANCING AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

                  SECTION 12.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Financing Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Financing Agreement.

                  SECTION 12.12. Confidentiality. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to Securitization Parties
(c) to the extent requested by any regulatory authority, (d) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (e) to any other party to this Financing Agreement, (f) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Financing Agreement or the enforcement of rights hereunder, (g) subject to a confidentiality agreement containing provisions substantially the same as those of this Section, to any participant or prospective participant of a Lender or to any assignee of, or any prospective assignee of, any of its rights or obligations under this Financing Agreement, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower. Notwithstanding the foregoing, the Borrower hereby acknowledges that the Agent and each Lender may be subject to review by Securitization Parties or other regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such parties or agencies any such non-public information. For the purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

                  SECTION 12.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Term Loan, together with all fees, charges and other amounts which are treated as interest on the Term Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such portion of the Term Loan in accordance with applicable law, the rate of interest payable in respect of the Term Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of the Term Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

                 IN WITNESS WHEREOF, the parties hereto have caused this Financing Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                     CANNONDALE CORPORATION


                                     By /s/ John P. Moriarty
                                       -----------------------------------
                                          Name: John P. Moriarty
                                          Title: Assistant Treasurer


                                     ABLECO FINANCE LLC,
                                     as Agent and as Lender


                                     By /s/ Kevin Genda
                                       -----------------------------------
                                          Name: Kevin Genda
                                          Title: Senior Vice President

                                ANNEX I

                               Commitments


                                                       Commitment
Ableco Finance LLC                                     $15,000,000
450 Park Avenue
28th Floor
New York, NY  10022

                                                       -----------
                                                       $15,000,000

                                    ANNEX II

                           Lien perfection Information


                  [to be provided by Borrower and its counsel]


Exact Name of the Borrower in its State of Organization:


State of Incorporation or Formation:


Federal Tax I.D. No.


Chief Executive Office:


Collateral Locations: